UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)        March 11, 1998
                                                  --------------------------


                          WINSTAR COMMUNICATIONS, INC.
                -------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



  Delaware                            1-10726                   13-3585278
----------------------------       ------------             ------------------
(State or Other Jurisdiction       (Commission                (IRS Employer
    of Incorporation)              File Number)             Identification No.)




230 Park Avenue, New York, New York                           10169
-----------------------------------------                  ------------
(Address of Principal Executive Offices)                     (Zip Code)



Registrant's telephone number, including area code    (212) 584-4000



                                 Not Applicable
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events

         On March 11, 1998, WinStar Communications, Inc. ("WinStar") issued a press release announcing that it intends to raise, in institutional private placements under Rule 144A under the Securities Act of 1933, as amended, $350 million of debt securities and $150 million of convertible preferred stock. A copy of such press release is annexed hereto as Exhibit 99.1.

         The Registrant hereby files the financial statements listed on the Index to Financial Statements on page F-1 annexed hereto.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (a)      Financial Statements of Businesses Acquired.

                  Not applicable.

         (b)      Pro Forma Financial Information.

                  Not applicable.

         (c)      Exhibits.

                  99.1     Press Release

                          INDEX TO FINANCIAL STATEMENTS




                                                                                                       Page


WinStar Communications, Inc. and Subsidiaries Consolidated Financial Statements
Report of Independent Certified Public Accountants ...................................................   F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997 .........................................   F-3
Consolidated Statements of Operations, Ten Months ended December 31, 1995 and the Years Ended
   December 31, 1996 and 1997 ........................................................................   F-4
Consolidated Statements of Stockholders' Equity (Deficit), Ten Months Ended December 31, 1995, and the
   Years Ended December 31, 1996 and 1997 ............................................................   F-5
Consolidated Statements of Cash Flows, Ten Months Ended December 31, 1995, and the Years Ended
   December 31, 1996 and 1997 ........................................................................   F-8
Notes to Consolidated Financial Statements ...........................................................   F-9
MIDCOM Communications, Inc. Consolidated Financial Statements as of and for the Year Ended
   December 31, 1997
   Report of Independent Certified Public Accountants ................................................   F-35
   Consolidated Balance Sheet as of December 31, 1997 ................................................   F-36
   Consolidated Statement of Operations for the year ended December 31, 1997 .........................   F-37
   Consolidated Statement of Shareholders' Deficit for the year ended December 31, 1997 ..............   F-38
   Consolidated Statement of Cash Flows for the year ended December 31, 1997 .........................   F-39
   Notes to Consolidated Financial Statements ........................................................   F-40


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors

WinStar Communications, Inc.

         We have audited the accompanying consolidated balance sheets of WinStar Communications, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the ten months ended December 31, 1995 and the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WinStar Communications, Inc. and Subsidiaries as of December 31, 1996 and 1997 and the consolidated results of their operations and their consolidated cash flows for the ten months ended December 31, 1995 and the years ended December 31, 1996 and 1997, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

New York, New York

February 12, 1998

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)




                                                                                   December 31, December 31,
                                                                                     1996          1997
                                     ASSETS                                        ------------ -----------

Current assets
   Cash and cash equivalents .....................................................   $ 95,490   $402,359
   Short term investments ........................................................     26,997     16,903


                                                                                     --------   --------
      Cash, cash equivalents and short term investments ..........................    122,487    419,262
   Investments in equity securities ..............................................        688       --
   Accounts receivable, net of allowance for doubtful accounts of $852 and $3,819,
      respectively ...............................................................     13,150     30,328
   Inventories ...................................................................      5,009     10,296
   Prepaid expenses and other current assets .....................................     15,969      8,985
   Net assets of discontinued operations .........................................      3,814      2,105


                                                                                     --------   --------
      Total current assets .......................................................    161,117    470,976
Property and equipment, net ......................................................     62,572    284,835
Licenses, net ....................................................................     27,434    174,763
Intangible assets, net ...........................................................     12,955     14,293
Deferred financing costs, net ....................................................     10,535     27,463
Other assets .....................................................................      4,176      4,071


                                                                                     --------   --------
        Total assets .............................................................   $278,789   $976,401
                                                                                     ========   =========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                                   December 31, December 31,
                                                                                     1996          1997
                                                                                  ------------- ------------
Current liabilities
   Current portion of long-term debt .............................................   $  19,901    $     386
   Accounts payable and accrued expenses .........................................      29,442       97,714
   Current portion of capitalized lease obligations ..............................       3,110        6,848
                                                                                     ---------    ---------
      Total current liabilities ..................................................      52,453      104,948
Capitalized lease obligations, less current portion ..............................      10,846       21,823
Long-term debt, less current portion .............................................     265,161      768,469
Deferred income taxes ............................................................        --         24,000
                                                                                     ---------    ---------
      Total liabilities ..........................................................     328,460      919,240
                                                                                     ---------    ---------
Series C exchangeable redeemable preferred stock, liquidation preference of
   $175,000 plus accumulated dividends ...........................................        --        175,553
Commitments and contingencies
Stockholders' equity (deficit)
   Series A preferred stock issued and outstanding 3,910 shares at December 31,
      1997 .......................................................................        --             39
   Common stock, par value $.01; authorized 200,000 shares, issued and outstanding
      28,989 and 34,610, respectively ............................................         290          346
   Additional paid-in-capital ....................................................      75,436      255,741
   Accumulated deficit ...........................................................    (125,034)    (374,518)
                                                                                     ---------    ---------
                                                                                       (49,308)    (118,392)
Unrealized loss on investments ...................................................        (363)        --
                                                                                     ---------    ---------
      Total stockholders' deficit ................................................     (49,671)    (118,392)
                                                                                     ---------    ----------
        Total liabilities, exchangeable redeemable preferred stock and stockholders'
           deficit..................................................................  $278,789    $976,401
                                                                                    ==========    ==========


                 See Notes to Consolidated Financial Statements

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            For the Ten
                                                            Months Ended  For the Year Ended
                                                            December 31,       December 31,
                                                               1995        1996         1997
                                                               ----        ----         ----

Operating revenues
   Telecommunications services-commercial ...............   $     130    $   4,487    $  29,796
   Telecommunications services-residential ..............      13,007       29,482        8,481
   Information services .................................       2,648       14,650       41,354
                                                            ---------    ---------    ---------
Total operating revenues ................................      15,785       48,619       79,631
                                                            ---------    ---------    ---------
Operating expenses
   Cost of services and products ........................      12,073       38,233       81,017
   Selling, general and administrative expenses .........      13,617       62,365      156,959
   Depreciation and amortization ........................       1,027        4,501       29,701
                                                             --------    ---------    ---------
Total operating expenses ................................      26,717      105,099      267,677
                                                             ---------    ---------    ---------
Operating loss ..........................................     (10,932)     (56,480)    (188,046)
Other (expense) income
   Interest expense .....................................      (7,186)     (36,748)     (77,257)
   Interest income ......................................       2,890       10,515       17,577
   Other (expense) income ...............................        (866)        --          2,219
                                                             ---------    ---------    ---------
Loss from continuing operations before income tax benefit     (16,094)     (82,713)    (245,507)
Income tax benefit ......................................        --           --          2,500
                                                             ---------    ---------    ---------
Loss from continuing operations .........................     (16,094)     (82,713)    (243,007)
Income (loss) from discontinued operations ..............         237       (1,010)      (6,477)
                                                             ---------    ---------    ---------
Net loss ................................................     (15,857)     (83,723)    (249,484)
Preferred stock dividends ...............................        --           --         (5,879)
                                                             ---------    ---------    ---------
Net loss applicable to common stockholders ..............   $ (15,857)   $ (83,723)   $(255,363)
                                                            ==========    =========   ==========

Basic and diluted income (loss) per share:
   From continuing operations ...........................   $   (0.71)   $   (2.96)   $   (7.49)
   From discontinued operations .........................        0.01        (0.04)       (0.19)
                                                            ---------    ---------    ---------
Net loss per share ......................................   $   (0.70)   $   (3.00)   $   (7.68)
                                                            =========    ==========   ==========
Weighted average shares outstanding .....................      22,770       27,911       33,249
                                                            =========    ==========   ==========


                 See Notes to Consolidated Financial Statements

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE TEN MONTHS ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)


                    Preferred Stock                                                    Treasury Stock
                   B                E        Common Stock                      Common Stock  Preferred
                                                                                               Stock B            Unreal-
                                                             Addi-                                        Defer-  ized     Total
                                                            tional   Accumu-                              red     Loss on  Stock-
                                                            Paid-in  lated                               Compen- Invest-  holders'
              Shares Amount  Shares Amount  Shares  Amount Capital  Deficit Shares  Amount Shares Amount sation  ments    Equity
              ------ ------  ------ ------  ------- ------ -------  ------- ------  ------ ------ ------ ------  -------  -------
BALANCES AT
 FEBRUARY
  28, 1995     0.73  $  733    --      $-    20,147  $201  $ 42,583 $(25,238)  --    $-     --      $-     $-      $-    $ 18,279
Issuances
 of common
 stock                                        4,447    45    10,639                                                        10,684
Issuance
 of preferred
 stock                         932    6,000                    (360)                                                        5,640
Conversions
 of prefer-
 red stock   (0.15)   (147)   (932)  (6,000)    684     7     6,140                                                           --
Warrants and
 common stock
 equivalents
 issued in
 connection
 with long-
 term debt
 and lease
 financing                                                      981                                                           981
Conversion
 of long-
 term debt                                      539     5     3,410                                                         3,415
Preferred
 stock
 dividend    0.11     103                                             (216)                                                  (113)
Issuance
 of re-
 stricted
 stock                                         150      2     1,236                                        (1,238)            --
Amortiza-
 tion of
 deferred
 compen-
 sation                                                                                                       138             138
WinStar
 Private
 Exchange
 Transac-
 tion                                       3,741     37     39,641         (2,507) (36,348)(0.69) (3,330)                    --
Unrealized
 loss on
 investments
 in market-
 able equity
 securities                                                                                                         (982)    (982)
Other, net                                                    (433)                                                          (433)
Net loss                                                           (15,857)                                               (15,857)
              ------ ------  ------ ------ ------ ------  -------  -------  ------- -------- ----- ------  ------  -----  --------
BALANCES AT
 DECEMBER
 31, 1995      0.69   $689     --     $-  29,708   $297  $103,837 $(41,311) (2,507)$(36,348)(0.69)$(3,330)$(1,100) $(982) $21,752
              ====== ======  ====== ===== ======  ====== ======== ========= ====== ========= ==== ======= ======== ====== =======




                 See Notes to Consolidated Financial Statements

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)


                                                                                  Treasury Stock
               Preferred                                                            Preferred
               Stock B      Common Stock                         Common Stock       Stock B
                                                                                                           Unreal-      Total
                                           Additi-                                                         ized         Stock-
                                           tional    Accumu-                                    Deferred   Gain/        holders'
                                           Paid-in   lated                                      Compensa-  (Loss) on    Equity
            Shares Amount Shares Amount   Capital   Deficit   Shares   Amount  Shares  Amount   tion       Investments (Deficit)
            ------ ------ ------ ------  --------  --------  -------  -------  ------ -------  ---------  -----------  ---------
BALANCES AT
 DECEMBER
 31, 1995   0.69    $689 29,708    $297  $103,837  $(41,311) (2,507) $(36,348) (0.69) $(3,330)   $(1,100)        $(982)  $21,752
Issuances
 of common
 stock                    1,383      14     9,619                                                                          9,633
Acquisition
 of treasury
 shares                                                        (150)  (3,056)                                             (3,056)
Retirement
 of treasury
 shares    (0.69)  (689) (2,657)   (27)  (42,018)              2,657   39,404    0.69   3,330                                -
Amortiza-
 tion of
 deferred
 compensa-
 tion                                                                                             1,100                    1,100
Conversion
 of long-
 term debt                    555       6     3,878                                                                        3,884
Fair value
 of stock
 options
 granted to
 nonemploy-
 ees and
 other, net                                   120                                                                           120
Unrealized
 gain on
 invest-
 ments in
 marketable
 equity
 securities                                                                                                      619        619
Net loss                                             (83,723)                                                           (83,723)
            ------ ------ ------ ------  --------   --------  -------  -------  ------ -------  ---------  ----------  ----------
BALANCES AT
 DECEMBER
 31, 1996     -      $-   28,989  $290   $75,436   $(125,034)    -       $-       -      $-        $-       $  (363)   $(49,671)
           ======= ====== ====== ======  =======   ========== =======  =======  ====== =======  =========  =========   =========



                 See Notes to Consolidated Financial Statements

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                 (IN THOUSANDS)


                                Preferred
                                 Stock A          Common Stock
                                                                                                                       Total
                                                                       Additional                   Unrealized       Stockholders'
                                                                         Paid-in   Accumulated     Gain/ (Loss)       Equity
                               Shares    Amount    Shares    Amount      Capital     Deficit       on Investments    (Deficit)

BALANCES AT
   DECEMBER 31, 1996 .......      --               $-        $     290 $  75,436  $(125,034)   $        (363)       $ (49,671)
Issuances of common stock ..      --         --        1,218        12     8,769       --         --                    8,781
Issuances of common stock
   for acquistions .........      --         --        3,984        40    83,311       --         --                   83,351
Issuance of preferred
   stock Series A ..........     4,000         40       --        --      95,960       --         --                   96,000
Dividends declared on
   Series A preferred stock       --         --         --        --      (5,326)      --         --                   (5,326)
Issuances of Series A
   preferred stock as
   dividends in kind .......       213          2       --        --       5,324       --         --                    5,326
Dividends on Series C
   preferred stock .........      --         --         --        --        (553)      --         --                     (553)
Conversion of Series A
   preferred stock to
   common stock ............      (303)        (3)       420         4        (1)      --         --                     --
Series C preferred stock
   issuance costs and other,
   net .....................      --         --         --        --      (7,179)      --         --                   (7,179)
Unrealized gain on
   investments in
   marketable equity
   securities ..............      --         --         --        --        --         --                363              363
Net loss ...................      --         --         --        --        --     (249,484)      --                 (249,484)
                             ---------  ---------  --------- --------- ---------  ---------  ---------------      -------------
BALANCES AT
   DECEMBER 31, 1997 .......     3,910  $      39     34,610 $     346 $ 255,741  $(374,518)     $-               $  (118,392)
                             =========  =========  ========= ========= =========  ========== ===============      ============


                 See Notes to Consolidated Financial Statements

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)



                                                                      For the ten month
                                                                        period ended     For the year ended
                                                                        December 31,         December 31,
                                                                            1995          1996       1997
                                                                            ----          ----       ----
Cash flows from operating activities
Net loss .................................................................. $ (15,857) $ (83,723) $(249,484)
Adjustments to reconcile net loss to net cash used in operating activities:
      Net (income) loss from discontinued operations ......................      (237)     1,010      6,477
      Depreciation and amortization .......................................     1,117      5,977     32,360
      Deferred income tax benefit .........................................      --         --       (2,500)
      Provision for doubtful accounts .....................................       855      1,562      5,674
      Equity in unconsolidated results of AGT .............................       866       --         --
      Non cash interest expense ...........................................     6,151     35,040     53,506
      Decrease (increase) in operating assets:
        Accounts receivable ...............................................    (4,216)    (3,838)   (24,026)
        Inventories .......................................................      (991)    (1,897)    (9,217)
        Prepaid expenses and other current assets .........................    (2,342)   (13,442)       510
        Other assets ......................................................      (865)    (1,940)      (178)
      Increase in accounts payable and accrued expenses ...................     4,911      9,795     50,306
      Net assets provided by (used in) discontinued operations ............        90     (1,481)    (4,559)
      Other, net ..........................................................       179        186       --
                                                                              ---------  ---------  ---------
Net cash used in operating activities .....................................   (10,339)   (52,751)  (141,131)
                                                                              ---------  ---------  ---------
Cash flows from investing activities:
Investments in and advances to AGT ........................................    (5,704)      --         --
Decrease (increase) in short-term investments, net ........................   (73,594)    46,597     10,094
Decrease (increase) in other investments, net .............................    (7,497)     6,447       --
Purchase of property and equipment, net ...................................    (8,138)   (47,842)  (213,356)
Acquisitions of licenses and other ........................................      --       (2,121)   (40,190)
Other, net ................................................................      (499)    (1,619)     2,494
                                                                              ---------  ---------  ---------
Net cash (used in) provided by investing activities .......................   (95,432)     1,462   (240,958)
                                                                              ---------  ---------  ---------
Cash flows from financing activities:
Proceeds from (repayments) of long-term debt, net .........................   224,200     (2,778)   410,585
Net proceeds from redeemable preferred stock ..............................      --         --      168,138
Net proceeds from equity transactions .....................................    11,259      6,295    104,781
Proceeds from equipment lease financing ...................................     6,998      8,345      9,912
Payment of capital lease obligations ......................................      (676)    (2,080)    (4,141)
Other, net ................................................................      (898)    (1,010)      (317)
                                                                              ---------  ---------  ---------
Net cash provided by financing activities .................................   240,883      8,772    688,958
                                                                              ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents ......................   135,112    (42,517)   306,869
Cash and cash equivalents at beginning of period ..........................     2,895    138,007     95,490
                                                                              ---------  ---------  ---------
Cash and cash equivalents at end of period ................................   138,007     95,490    402,359
Short-term investments at end of period ...................................    73,595     26,997     16,903
                                                                              ---------  ---------  ---------
Cash, cash equivalents and short-term investments at end of period ........ $ 211,602   $122,487   $419,262
                                                                            ==========  ========== ==========

                 See Notes to Consolidated Financial Statements
                                       F-8

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1-Summary of Significant Accounting Policies

Consolidation

         The consolidated financial statements include the accounts of WinStar Communications, Inc. and its subsidiaries (collectively, "WinStar" or the "Company"). All material intercompany transactions and accounts have been eliminated in consolidation.

Nature of Business

         The Company provides facilities-based voice and data telecommunications services to businesses and other customers in major metropolitan areas throughout the United States. WinStar's licenses provide the Company with the largest amount of 38 GHz radio spectrum in the country, which allows the Company to create a nationwide network on a cost efffective basis using its fiber-quality digital capacity in the 38 GHz band to provide its customers with a broad range of attractively priced services, and an alternative to the incumbent local exchange carriers, other competitive local exchange carriers and the interexchange carriers. Additionally, the Company produces, aggregates and distributes information and entertainment content, some of which is distributed as part of its telecommunications service offerings to different services in the market place, as well as through traditional and new media outlets, including television, video, cable, radio and the Internet. The Company's telecommunications services are subject to varying degrees of federal, state and local regulation.

         To capitalize on opportunities in the telecommunications industry, the Company is pursuing a rapid expansion of its telecommunications services, which will require significant amounts of capital to finance capital expenditures and anticipated operating losses. The Company may elect to slow the speed or narrow the focus of this expansion in the event it is unable to raise sufficient amounts of capital on acceptable terms.

Fiscal Year

         The Company changed its fiscal year end from February 28 to December 31, effective January 1, 1996. Accordingly, these financial statements present the ten-month transition period ended December 31, 1995, and the years ended December 31, 1996 and 1997.

Cash and Cash Equivalents

         The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of money market fund investments, short-term certificates of deposit, and commercial paper. Exclusive of cash in banks, cash equivalents at December 31, 1996 and 1997 were $84.5 million and $395.3 million, respectively, which approximate fair value.

Short-term Investments

         Short-term investments are widely diversified and principally consist of certificates of deposit and money market deposits, U.S. government or government agency securities, commercial paper rated "A-1/P-1" or higher, and municipal securities rated "A" or higher with an original maturity of greater than three months and less than six months. Short-term investments are considered held-to-maturity and are stated at amortized cost which approximates fair value. As of December 31, 1996 and 1997, cash, cash equivalents and short-term investments totaled $122.5 million and $419.3 million, respectively.

Inventories

         Inventories are composed of film inventories that include direct and indirect production costs, which are amortized to expense in the proportion that revenue recognized during the year for each film bears to the estimated total revenue to be received from all sources under the individual film forecast method. Management's estimate of forecasted revenues exceeds the unamortized costs on an individual program basis. Such forecasted revenue is subject to revision in future periods if warranted by changing market conditions.

Property and Equipment

         Property and equipment is stated at cost. Depreciation and amortization are generally computed using the straight-line method over the estimated useful lives of the related assets.

         The Company constructs certain of its own network systems and related facilities. Certain internal costs directly related to the construction of such facilities, including interest and salaries of certain employees, are capitalized. Such costs amounted to approximately $4.1 million for the year ended December 31, 1997, and were insignificant in prior years.

         Costs incurred to develop software for internal use are capitalized as incurred. Such costs amounted to $452,000, and $7,091,000 for the years ended December 31, 1996 and 1997, respectively; and were insignificant in prior years.

         The Company follows the policy of capitalizing interest expense as a component of the cost of its telecommunications equipment constructed for its own use.

Licenses and Intangible Assets

         Licenses and intangible assets are being amortized by the straight-line method over their estimated useful lives.

         Goodwill represents the excess of cost over the fair value of assets acquired. The Company's policy is to measure goodwill impairment by considering a number of factors as of each balance sheet date including (i) current operating results of the applicable business, (ii) projected future operating results of the applicable business, (iii) the occurrence of any significant regulatory changes which may have an impact on the continuity of the business, and (iv) any other material factors that affect the continuity of the applicable business. The amortization period for goodwill is determined on a case-by-case basis for each acquisition from which goodwill arises based on a review of the nature of the business acquired as well as the factors cited above (see Note 6).

Income Taxes

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Pursuant to SFAS 109, deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities, loss carryforwards and tax credit carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Revenue Recognition

         In the telecommunications segment, revenues are recorded upon placing of calls or rendering of other related services. In the information services segment, revenues from film productions are recognized when a program is accepted by the licensee and is available for broadcast. Revenues from the licensing of film productions are recognized when the license period begins and the film is available for broadcast. Revenues from advertising sales are recognized when the related advertising is broadcast.

Basic and Diluted Loss Per Share

         Basic and diluted loss per share is calculated by dividing the net loss, after consideration of preferred stock accretion and dividends, by the weighted average number of shares of common stock outstanding during each period. The adoption of Statement of Financial Accounting Standard No. 128, "Earnings Per Share" had no material impact on the presentation of loss per share for the periods presented. Stock options and warrants have been excluded from the calculation of diluted loss per share as their effect would have been antidilutive. (See Notes 13 and 14.)

Concentration of Credit Risk

         Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade receivables. Concentration of credit risk with respect to these receivables is generally diversified due to the large number of entities comprising the Company's customer base and their dispersion across geographic areas. The Company routinely addresses the financial strength of its customers and, as a consequence, believes that its receivable credit risk exposure is limited. The Company's short term investments and cash equivalents are potentially subject to concentration of credit risk, but such risk is limited due to such amounts being invested in investment grade securities.

Use of Estimates in Preparing Financial Statements

         In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

         Certain prior period amounts have been reclassified to conform to the current period presentation.

Note 2-Acquisitions



         Acquisitions of Businesses



Milliwave Limited Partnership

         On January 2, 1997, a subsidiary of the Company merged with the corporate shareholders of Milliwave Limited Partnership ("Milliwave"), a large holder of 38 GHz licenses in the United States, covering 160 million people in more than 80 major markets. The merger consideration paid by the Company to the shareholders of the corporate partners of Milliwave was $116.0 million ($40.7 million in cash and 3.6 million shares of the Company's common stock, which had an aggregate market value of $75 million). The merger was treated as a "purchase" for accounting purposes with the purchase price principally allocated to licenses. In addition, approximately $26.5 million of deferred tax liabilities were recorded in connection with the acquisition, with a corresponding allocation to licenses, which will be amortized on a straight-line basis over 40 years. Milliwave had minimal operations prior to its merger into the Company. The accounts of Milliwave have been consolidated into the Company's financial statements as of the date of acquisition.

         Unaudited pro forma results of operations (in thousands, except per share data), which reflect the combined operations of the Company and Milliwave as if the merger occurred as of January 1, 1996, are as follows:


                                                      For the Year
                                                          Ended
                                                    December 31, 1996
                                                    ------------------
Operating Revenues.............................          $47,131
Net Loss.......................................         $(91,898)
Net Loss Per Share.............................          $(2.92)

Local Area Telecommunications, Inc.

         In October 1996, a subsidiary of the Company acquired certain assets of Local Area Telecommunications, Inc. ("Locate"), comprising its business as a competitive access provider of local digital microwave distribution services and facilities to large corporations and to interexchange and other common carriers. The assets acquired included multiple 38 GHz licenses in the New York metropolitan area. The purchase price for such assets was $17.5 million, which was paid in the form of promissory notes, which were paid in 1997 (see Note 7). The acquisition has been accounted for as a "purchase" for accounting purposes, with the majority of the purchase price allocated to licenses, which will be amortized on a straight-line basis over 40 years. The accounts of Locate have been consolidated into the Company's financial statements as of the date of the acquisition.

Avant-Garde Telecommunications, Inc.

         Avant-Garde Telecommunications, Inc. ("Avant-Garde" or "AGT") was a privately held company which held 38 GHz radio licenses granted by the FCC in September 1993. Through July 17, 1995, the Company owned 49% of Avant-Garde, which it acquired for $4.9 million, and accounted for its investment in Avant-Garde under the equity method. For the period from March 1, 1995 to July 17, 1995, Avant-Garde had net losses of $1.8 million. On July 17, 1995, pursuant to the terms of a merger agreement, the Company exchanged 1,275,000 restricted shares of its common stock valued at $5.1 million for the 51% of Avant-Garde that it did not already own. The acquisition of Avant-Garde has been treated as a "purchase" for accounting purposes, with $12.6 million allocated to the licenses acquired, which are being amortized on a straight-line basis over 40 years. The accounts of Avant-Garde have been consolidated into the Company's financial statements as of the date of the acquisition.

Other Acquisitions of Businesses

         During 1997, the Company acquired certain other telecommunications and information services companies which were not material.

         Unaudited results of operations for acquisitions consummated through December 31, 1997 other than Milliwave have not been included because they are not material to the consolidated statement of operations of the Company.

         During 1996, a subsidiary of the Company acquired 100% ownership or a controlling interest in a number of companies engaged in the production and distribution of entertainment content. These acquisitions were treated as "purchases" for accounting purposes. The aggregate consideration for the acquisitions was approximately $6.4 million, consisting of $4.1 million in cash, $800,000 in notes payable and 100,605 shares of the Company's common stock or share equivalents, valued at $1.5 million. The accounts of the acquired companies have been consolidated with the Company's financial statements as of the date of acquisitions.

         Acquisition of Assets

         In October 1997, a subsidiary of the Company purchased certain telecommunication assets from US ONE Communications Corp., US ONE Communications Services, Corp. and US ONE Communications of New York, Inc. (collectively, the "Sellers") which were entities in bankruptcy under chapter 11 of the United States Bankruptcy code. The aggregate purchase price was approximately $81.3 million, of which approximately $61.3 million was paid in cash at the closing and $20.0 million is payable by WinStar in cash and/or shares of the common stock of WinStar, at WinStar's discretion, on the effective date of the Sellers confirmed plan of reorganization. Included in fixed assets are certain equipment which the Company plans to sell within the near term.

         Acquisition of Additional Licenses

         During 1997, the Company executed agreements to acquire additional 38GHz licenses, subject to FCC approval. The total purchase price for the licenses will be $55.0 million, payable in shares of Common Stock of the Company or in certain instances, at the Company's election, cash, which will be payable at the time of closing. During 1997, licenses acquired amounted to $10.4 million of which $7.5 million was paid in common stock at the closing. The remaining license acquisitions are expected to close within the next 12 months.

         In connection with the acquisition of additional licenses, the Company entered into service agreements whereby the Company supplied and installed telecommunications equipment and provided related consulting services. Total revenues recorded under such agreements were $4.2 million in 1997.

         Acquisitions Subsequent to December 31, 1997


GoodNet

         On January 12, 1998, pursuant to an agreement between the Company and Telesoft Corp., the Company acquired Telesoft's Internet services subsidiary, ("Goodnet"), for a purchase price of approximately $22.0 million, consisting of $3.5 million cash and 732,784 shares of common stock of the Company valued at $18.5 million. GoodNet is a national provider of Internet services, offering high-capacity data communication services.

Midcom Communications, Inc.

         Effective January 21, 1998 (the "Closing Date"), pursuant to an agreement between the Company and MIDCOM Communications Inc. and its subsidiaries (collectively, "Midcom"), the Company acquired substantially all of Midcom's assets and businesses for a purchase price of approximately $92.0 million in cash. On December 23, 1997, $9.2 million of the purchase price was placed in escrow. On the Closing Date, $48.5 milliion of the purchase price was paid in cash to Midcom and its designees and $10.8 million of the purchase price was placed in escrow along with the initial deposit of $9.2 million to secure Midcom's obligations to indemnify the Company in certain circumstances. In addition, $23.5 million of the purchase price was placed in escrow on the Closing Date to secure Midcom's obligation to refund a portion of the purchase price in the event of a post-closing adjustment of the purchase price under the purchase agreement.
Midcom is an entity in bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

         Midcom is a provider of long distance voice and data telecommunications services primarily to small and medium-sized businesses, most of which are located in major metropolitan areas of California, Florida, Illinois, New York, Ohio and Washington.

Note 3-Investments in Marketable Equity Securities

         The Company treats its investments in marketable securities as available for sale securities. As such, they are carried at market value, with the difference between the historical cost (which is determined on a FIFO basis) and the market value reflected in unrealized gains or losses on marketable equity securities, a component of stockholders' equity. During the year ended December 31, 1996, proceeds of $6,400,000 were realized on the sale of marketable securities, which were sold at carrying value. During the year ended December 31, 1997, all such investments were sold, generating proceeds of approximately $1,024,000 and a loss of approximately $27,000, which was recognized in operations. At December 31, 1996 and 1997, unrealized losses of $363,000 and $0 were carried in stockholders' equity.

Note 4-Inventories

         Inventory  is  comprised  of  film   inventories   of  $5,009,000   and
$10,296,000 at December 31, 1996 and 1997, respectively.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5-Property and Equipment

         Property and equipment consist of the following:

                                            December 31,   December 31,   Estimated
                                              1996             1997       Useful Life
                                              ----             ----       -----------
                                                  (in thousands)

Telecommunications equipment and software..  $58,788        $293,728   5 to 10 years
Furniture, fixtures and other..............    3,354          12,504   4 to 5 years
Leasehold improvements.....................    4,845          23,162   Lesser of life of the
                                            ---------      ----------  lease or life of the asset
                                              66,987          329,394
Less accumulated depreciation
   and amortization......................     (4,415)         (44,559)
                                            ----------     -----------
                                             $62,572         $284,835
                                            ==========     ===========


Note 6-Intangible Assets

         Intangible assets consist of the following:

                                            December 31,   December 31,   Estimated
                                              1996             1997       Useful Life
                                              ----             ----       -----------
                                                  (in thousands)

Goodwill.........................          $13,726         $17,865        5 to 20 years
Covenants not to compete and other..            37              26        5 to 10 years
                                           ---------       ----------
                                            13,763          17,891
Less accumulated amortization.......          (808)         (3,598)
                                          ----------      -----------
                                           $12,955         $14,293
                                          ==========      ===========

         Licenses, which are subject to renewal through February 2001, are amortized over a 40-year period, in accordance with industry practice. As of December 31, 1996 and 1997, the value of licenses was $27.4 million and $174.8 million, net of accumulated amortization of $820,000 and $4.9 million, respectively.

Note 7-Long-Term Debt
         Long-term debt consists of the following:

                                                                                                     December 31,     December 31,
                                                                                                         1996            1997
                                                                                                           (in thousands)
12- 1/2% Guaranteed Senior Secured Notes Due 2004, WEC........................................         $-               $200,000
12- 1/2% Guaranteed Senior Secured Notes Due 2004, WEC II.....................................          -                 50,000
14% Senior Discount Notes Due 2005............................................................             176,328       201,843
14- 1/2% Senior Deferred Interest Notes Due 2005..............................................          -                111,691
15% Senior Subordinated Deferred Interest Notes Due 2007......................................          -                103,542
14% Convertible Senior Subordinated Discount Notes Due 2005...................................              88,164       100,922
Other Notes Payable...........................................................................              20,570           857
                                                                                                       -------------    ----------
   Total......................................................................................             285,062       768,855
Less Current Portion..........................................................................              19,901           386
                                                                                                       -------------    ----------
Total Long Term Debt..........................................................................            $265,161      $768,469
                                                                                                       =============    ==========

1995 Debt Placement

         In October 1995, the Company completed a $225.0 million private placement of debt securities with institutional investors (the "1995 Debt Placement"). The transaction was structured as a units offering with two components, $150.0 million of Senior Discount Notes due 2005 (the "Senior Discount Notes"), and $75 million of Convertible Senior Subordinated Discount Notes due 2005 (the "1995 Convertible Notes"), convertible at $20.625 (subject to adjustment), a 10% premium over the closing price on October 18, 1995, the day of pricing. Both securities accrue interest at 14% per annum, with no interest payable during the first five years, and principal payable only at maturity in October 2005. Commencing April, 2001, both securities require the payment of interest only, in cash, until maturity. In addition, the 1995 Convertible Notes, including accretion thereon, will be automatically converted during the initial five-year period if the market price of the Company's common stock exceeds certain levels for thirty consecutive trading days, ranging from $37.50 per share in the first year to $44.00 per share in the fifth year.

         In accordance with the terms of the 1995 Debt Placement, the Company consummated an exchange offer in 1996 with respect to the Senior Discount Notes, whereby these notes were exchanged for new notes which were identical in every respect to the original Senior Discount Notes except that the new notes were registered under the Securities Act of 1933.

1997 Debt Placements

         In March 1997, the Company and WinStar Equipment Corp. ("WEC") issued an aggregate of $300.0 million of notes in the March 1997 Debt Placement, consisting of (i) $100.0 million of the 1997 Senior Deferred Interest Notes Due 2005 (the "1997 Senior Notes"), ranking pari passu with the 1995 Senior Discount Notes, and (ii) $200.0 million of 1997 Guaranteed Senior Secured Notes Due 2004 (the "WEC Notes"). The Company also obtained a $150.0 million facility ("Facility") from affiliates of certain of the initial purchasers of the Notes. In August 1997, WinStar Equipment II Corp. ("WEC II") issued, pursuant to the Facility, $50.0 million of 1997 Guaranteed Senior Secured Notes Due 2004 (the "WEC II Notes") and in October 1997, the Company utilized the remaining $100.0 million available under the Facility, issuing an aggregate of $100.0 million principal amount of 1997 Senior Subordinated Deferred Interest Notes Due 2007 (the "October 1997 Notes").

         The obligations of WEC and WEC II under the WEC Notes and the WEC II Notes are unconditionally guaranteed by the Company and are secured by a security interest in the equipment and other property purchased by WEC and WEC II, as the case may be, with the proceeds thereof.

         The WEC Notes bear interest at a rate of 12 1/2% per annum, payable on March 15 and September 15, commencing September 15, 1997. The WEC Notes will mature on March 15, 2004 and are redeemable on or after March 15, 2002, at the option of the Company, in whole or in part, at certain specified prices. Additionally, in the event that by March 18, 1999, the Company has not applied the $200.0 million of proceeds from the sale of the WEC Notes to fund the acquisition costs of Designated Equipment (as defined), the Company is required to redeem the WEC Notes in an aggregate principal amount equal to such shortfall at a redemption price of 112.5% of such principal amount, plus accrued interest, if any, to the date of redemption.

         The WEC II Notes bear interest at a rate of 12 1/2% per annum, payable on March 15 and September 15, commencing September 15, 1997. The WEC II Notes mature on March 15, 2004 and are redeemable on or after March 15, 2002, at the option of the Company, in whole or in part, at certain specified prices. Additionally, in the event that by August 8, 1999, the Company has not applied the $50.0 million of proceeds from the sale of the WEC Notes to fund the acquisition costs of Designated Equipment, the Company is required to redeem the WEC II Notes in an aggregate principal amount equal to such shortfall at a redemption price of 112.5% of such principal amount, plus accrued interest, if any, to the date of redemption.

         The 1997 Senior Notes are unsecured, senior indebtedness of the Company, rank pari passu in right of payment with all existing and future senior indebtedness of the Company, and are senior in right of payment to all existing and future subordinated indebtedness of the Company. The 1997 Senior Notes bear interest at a rate of 14 1/2%. Until October 15, 2000, interest on the 1997 Senior Notes will accrue and compound semiannually, but will not be payable in cash. Interest on the Accumulated Amount (as defined in the 1997 Senior Notes Indenture) of the 1997 Senior Notes as of October 15, 2000 will be payable semiannually in cash on April 15 and October 15 of each year commencing April 15, 2001. The 1997 Senior Notes mature on October 15, 2005 and are redeemable on or after October 15, 2000, at the option of the Company, in whole or in part, at certain specified prices.

         The October 1997 Notes are unsecured, senior subordinated obligations of the Company, rank pari passu in right of payment with the 1995 Convertible Notes and are junior in right of payment to all existing future senior indebtedness of the Company. The October 1997 Notes bear interest at a rate of 15% per annum, and are payable on March 1 and September 1, commencing September 1, 2002. Until March 1, 2002, interest on the Notes will accrue and be compounded semiannually on each Semi Annual Interest Accrual Date (as defined in the Indenture relating to the October 1997 Notes), but will not be payable in cash. Interest on the Accumulated Amount (as defined in the Indenture relating to the October 1997 Notes) of the Notes as of March 1, 2002 will be payable semiannually commencing September 1, 2002. The Notes will mature on March 1, 2007 and are redeemable on or after March 1, 2002, at the option of the Company, in whole or in part, at certain specified prices.

         The terms of the Indentures relating to the 1995 and 1997 Debt Placements and the Certificates of Designation relating to certain of the Company's Preferred Stock agreements (see Notes 12 and 13) contain covenants placing certain restrictions on the ability of the Company to pay dividends or make other restricted payments, incur additional indebtedness, issue guarantees, sell assets, or enter into certain other specified transactions.

Other

         On October 8, 1996, in connection with the purchase of Locate (see Note
2), the Company issued two promissory notes in the aggregate principal amount of $17.5 million (the "Locate Notes") bearing interest at an annual rate of 8%. Interest on the Locate Notes was payable on a quarterly basis. The Notes were due on the earlier of April 8, 1997, or the day after the date on which the shares into which the Notes may be converted have been registered pursuant to an effective registration statement. During 1997, the Locate Notes including accrued interest were paid in full. At December 31, 1996, the aggregate amount of the Locate Notes, including accrued interest thereon, was $17.8 million.

         In May 1995, a subsidiary of the Company issued $7.5 million of five year collateralized convertible notes bearing interest at a rate of 7%, payable semiannually, with all principal due and payable on May 24, 2000. On December 28, 1995, the note holders converted $3.75 million of the convertible notes and accrued interest thereon into 539,255 shares of common stock of the Company, and on November 24, 1996, converted the remaining outstanding notes of $3.75 million principal amount plus accrued interest thereon into 554,880 shares of common stock of the Company.

         Maturities of long-term debt at December 31, 1997, are as follows:


                                                             (in thousands)

1998................................................                    $386
1999................................................                     277
2000................................................                     194
2001................................................            -
2002................................................            -
Thereafter..........................................                 767,998
                                                         ----------------------
                                                                    $768,855
                                                         ======================
Note 8-Fair Value of Financial Instruments

         The fair value of the Company's financial instruments classified as current assets or liabilities, including cash and cash equivalents, short-term investments, accounts and notes receivable, and accounts payable and accrued expenses approximate carrying value, principally because of the short maturity of these items. Marketable equity securities are stated at quoted market value.

         The carrying amounts of the long-term debt payable to financial institutions issued pursuant to two of the Company's subsidiaries' asset-based lending agreements approximate fair value because the interest rates on these agreements change with market interest rates.

         The fair values of capitalized lease obligations approximate carrying value based on their effective interest rates compared to current market rates.

         Estimated fair values of the Company's Long Term Notes Payable, Convertible Notes Payable, and Exchangeable Redeemable Preferred Stock which were calculated based upon quoted market prices, are as follows:


                                                            December 31, 1996       December 31, 1997
                                                            -----------------       ----------------
                                                           Carrying                Carrying
                                                            Amount     Fair Value  Amount     Fair Value
                                                                         (in thousands)
14% Senior Discount Notes Due 2005 ........................  $176,328   $179,455   $201,843   $233,144
14% Convertible Senior Subordinated Discount Notes Due 2005  $ 88,164   $ 94,141   $100,922   $216,228
14 1/2% Senior Deferred Interest Notes Due 2005 ...........      --         --     $111,691   $132,000
15% Senior Subordinated Deferred Interest Notes Due 2007 ..      --         --     $103,542   $122,500
12 1/2% Guaranteed Senior Secured Notes Due 2004, WEC .....      --         --     $200,000   $224,500
12 1/2% Guaranteed Senior Secured Notes Due 2004, WEC II ..      --         --     $ 50,000   $ 55,750
141/2% Series C Senior Cumulative Exchangeable Redeemable
   Preferred Stock ........................................      --         --     $175,552   $177,675


Note 9-Capital Lease Obligations

         The Company leases telecommunications and other equipment through various equipment lease financing facilities. Such leases have been accounted for as capital leases.

         Future minimum lease payments on these capital leases are as follows:


Year Ending December 31,                                                                       (in thousands)

1998..................................................................................                  $9,941
1999..................................................................................                   9,758
2000..................................................................................                   8,321
2001..................................................................................                   5,313
2002..................................................................................                   1,834
Thereafter............................................................................                     194
                                                                                         ----------------------
Total payments........................................................................                  35,361
Less amount representing interest.....................................................                 (6,690)
                                                                                         ----------------------
Present value of minimum lease payments...............................................                 $28,671
                                                                                         =====================


         The carrying value of assets under capital leases was $15.9 million and $28.0 million at December 31, 1996 and 1997 respectively, and is included in property and equipment. Amortization of these assets is included in depreciation expense.

Note 10-Commitments and Contingencies

         a. Operating Leases

         The Company's offices, manufacturing and warehousing facilities, along with various equipment and roof access rights, are leased under operating leases expiring in 1998 through 2012. Certain leases contain escalation clauses based upon increases in the consumer price index.

         Future minimum lease payments on noncancellable operating leases are as follows:


Year Ending December 31,                                                                   (in thousands)

1998..................................................................................                 $13,800
1999..................................................................................                  13,600
2000..................................................................................                  13,200
2001..................................................................................                  12,800
2002..................................................................................                  12,400
Thereafter............................................................................                  80,500
                                                                                         ----------------------
                                                                                                      $146,300

                                                                                         ======================



         Rent expense for the ten month period ended December 31, 1995 and the years ended December 31, 1996 and 1997 were $1.0 million, $4.4 million and $11.6 million, respectively.

         b. Employment Contracts
         Amounts due under employment contracts are as follows:


Year Ending December 31,                                                                   (in thousands)

1998..................................................................................                  $2,485
1999..................................................................................                   1,728
2000..................................................................................                     479
                                                                                         ----------------------
                                                                                                        $4,692
                                                                                         ======================

         c. Litigation

         The Company's residential long distance subsidiary, WinStar Gateway Network, Inc., occasionally receives inquiries from state authorities arising with respect to consumer complaints concerning the provision of telecommunications services, including allegations of unauthorized switching of long distance carriers and misleading marketing. The Company believes such inquiries are common in the long distance industry and addresses such inquiries in the ordinary course of business. In December 1996, the Federal Communications Commission ("FCC") and WinStar Gateway Network, Inc. ("WGN") entered into a consent decree which terminated an inquiry by the FCC into any alleged violations of unauthorized carrier conversions through the use of contest programs by certain of WGN's agents. The FCC cited WGN's efforts in identifying the problems caused by these agents and its proactive response in implementing self-directed remedial actions on its own as significant factors leading to the consent decree in lieu of initiating a formal investigation. The Company entered into assurances of voluntary compliance with the attorneys general of a number of states and has also initiated negotiations with other state authorities to resolve any claims by such authorities arising from the contest programs. The Company does not believe that the resolution of these issues will have a material adverse effect on the Company, its financial condition, or its results of operations.

         In June 1996, the Company commenced an action for declaratory judgment against a former officer of WGN, who had notified the Company of his belief that he was entitled to the issuance of certain shares of common stock of the Company (or payment of the cash value thereof) under the terms of stock options granted to him during his employment with WGN. He has based his beliefs on standard antidilution language contained in his stock option agreement. Such language was designed and intended to adjust the number of shares purchasable thereunder in the event of a merger, capital restructuring or other similar event of the Company. As WinStar Communications, Inc. has never been subject to a merger or capital restructuring, the former officer was immediately notified of the Company's belief that his claim was without merit in law or fact. To expedite resolution of these issues, the Company currently is seeking declaratory judgment that it has no obligation to the former officer.

         In January 1998, a stockholder suit, purported to be a class action, was commenced against the Company, its directors (and certain former directors) and one non-director officer in the Delaware Chancery Court seeking among other things, to invalidate certain portions of the Company's Stockholder Rights Plan, adopted in July 1997 (the "Rights Plan") (see Note 12), and to recover unspecified damages and attorneys' fees. The complaint alleges that certain provisions of the Rights Plan, particularly the so-called "Continuing Directors" provision, are not permitted under the Delaware General Corporation Law and the Company's Certificate of Incorporation. The Company believes strongly that these allegations are without merit and that the Rights Plan was properly adopted and is valid in its entirety. The Company is reviewing its available alternatives with regard to responding to this action.

         The Company is also involved in miscellaneous claims, inquiries and litigation arising in the ordinary course of business. The Company believes that these matters, taken individually or in the aggregate, would not have a material adverse impact on the Company's financial position or results of operations.

         d. Other

         In connection with the purchase of telecommunications equipment including switches and radios, the Company enters into agreements with the suppliers of such equipment. As of December 31, 1997, the Company's noncancellable purchase commitments under these agreements were approximately $31 million. In addition, the Company has guaranteed $3.0 million of debt of Global Products.

Note 11-Income Taxes

         SFAS No. 109 requires the use of the liability method in accounting for income taxes. Temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                      December 31,   December 31,
                                         1996            1997
                                           (in thousands)

Deferred tax assets:
   Net operating loss carryforward ...   $  48,218    $ 134,550
   Deferred interest expense .........      10,417       21,636
   Allowance for doubtful accounts ...         433        1,140
   Deferred compensation .............        --            748
   Other .............................         961        2,291


                                         ---------    ---------
   Gross deferred tax assets .........      60,029      160,365
   Valuation allowance ...............     (58,586)    (119,874)
                                         ---------    ---------
   Deferred tax asset net of allowance       1,443       40,491
                                         ---------    ---------
Deferred tax liabilities:
   Depreciation ......................      (1,354)      (5,998)
   Amortization ......................         (89)     (58,493)
                                         ---------    ---------
   Gross deferred tax liabilities ....      (1,443)     (64,491)
                                         ---------    ----------
Net deferred tax asset (liability) ...      $-        $ (24,000)
                                         =========    ==========

         The federal net  operating  loss  carryforward  at December 31, 1997 is
approximately   $345.0  million.  If  not  utilized,   the  net  operating  loss
carryforward will expire in various amounts through the year 2012.

         Some of these  losses  are  subject  to  utilization  limitation  under
Section 382 of the Internal Revenue Code. However, the Company believes that substantially all of such losses will be available to offset future income.

         SFAS No. 109 requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. The valuation allowances at December 31, 1996 and December 31, 1997, primarily pertain to uncertainties with respect to future utilization of net operating loss carryforwards.

         On January 2, 1997, a net deferred tax liability of $26.5 million was recorded in connection with the acquisition of Milliwave (see Note 2). This deferred tax liability resulted from the temporary difference between the book and tax basis of the acquired licenses, and related to the scheduled reversal of the temporary differences through amortization in years 2018 through 2036 that could not be offset by deferred tax assets existing at January 2, 1997, the date of the Milliwave acquisition.

         During 1997, the Company recognized a deferred income tax benefit of $2.5 million relating to the Company's net loss carryforwards. The Company recognizes income tax benefits to the extent of future reversals of existing temporary differences.

Note 12-Stockholders' Equity



Common Stock

         The authorized  common stock of WinStar was increased  during 1997 from
75.0 million shares to 200.0 million shares, $.01 par value. The holders of common stock of WinStar are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Although the Company has no present intention of paying any cash dividends (and is currently restricted from doing so under its indentures), holders of the common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation or dissolution of WinStar, holders of the common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of preferred shares. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

         The authorized capital stock of the Company includes 15 million shares of "Blank Check" preferred stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock.

Series A

         On February 11, 1997, the Company sold 4.0 million shares of 6% Series A cumulative convertible preferred stock, par value $0.01, and 1.6 million warrants to purchase common stock of the Company, par value $0.01, for gross proceeds of $100.0 million. The preferred stock earns a 6% annual dividend, payable quarterly in kind, and matures on February 11, 2002.

         Two million shares of preferred stock became convertible beginning on August 11, 1997, and certain of these shares were converted at prices ranging from $16.75 per share to $18.86 per share, while the remainder became convertible on February 11, 1998. All remaining outstanding shares are convertible at $25 per share. On February 11, 2002, any preferred stock still outstanding will be automatically converted into shares of the Company's common stock, unless the Company elects to pay, in lieu of conversion, the equivalent value in cash.

         The warrants are exerciseable at $25 per share, and expire on February 11, 2002. The Company has the right to call the warrants after February 11, 2000, if the Company's common stock price has exceeded $40 on each of the previous twenty trading days.

Rights to Purchase Series B Preferred Stock

         Under a Rights Agreement dated as of July 2, 1997, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, which was adopted by the Board of Directors of the Company on July 2, 1997, holders of Common Stock of the Company received, as a dividend, preferred stock purchase rights (the "Rights") at the rate of one Right for each share of Common Stock held as of the close of business on July 14, 1997. One Right will also attach to each share of Common Stock issued thereafter. Currently the Rights are not separate from the Common Stock and are not exercisable, and the Rights will only separate from the Common Stock and become exercisable if a person or group acquires 10% or more of the Company's outstanding Common Stock (an "Acquiring Person") or launches a tender or exchange offer that would result in ownership of 10% or more the Company's outstanding common Stock. Each Right that is not owned by an Acquiring Person entitles the holder of the right to buy one one-thousandth of one share (a "Unit") of Series B Preferred Stock which will be issued by the Company. If any person becomes an Acquiring Person, or if an Acquiring Person engages in certain transactions involving conflicts of interest or in a business combination in which the Company's Common Stock remains outstanding, then the Rights Plan provides that each Right, other than any Right held by the Acquiring Person, entitles the holder to purchase, for $70, Units with a market value of $140. However, if the Company is involved in a business combination in which the Company itself is not the survivor, or if the Company sells 50% or more of its assets or earning power to another person, then the Rights Plan provides that each Right entitled the holder to purchase, for $70, shares of the common stock of the Acquiring Person's ultimate parent having a market value of $140.

         At any time until ten days following the date on which a person acquires 10% or more of the Company's Common Stock the Company may redeem all (but not less than all) of the Rights for $0.0001 per Right. The Rights expire in ten years. The Series B Preferred Stock will be junior, with respect to dividends and liquidation rights, to any other series of preferred stock of the Company. the Series B Preferred Stock has dividend and liquidation preferences over the Common Stock of the Company.

Series E Preferred Stock

         In April 1995, the Company completed a private placement of 932,040 shares of Series E Convertible Preferred Stock ("Preferred Stock E") at a price of $6.4375 per share, for gross proceeds of $6 million. Preferred Stock E holders were entitled to dividends at the rate of 9% per annum, payable quarterly beginning on June 30, 1995. During the ten month period ended December 31, 1995, the entire 932,040 shares of Preferred Stock E were converted into 634,228 shares of common stock.

Note 13-Redeemable Series C Preferred Stock

         On December 22, 1997, the Company issued 175,000 shares of Series C Senior Cumulative Exchangeable Preferred Stock due 2007 ("Series C Exchangeable Preferred Stock"), for gross proceeds of $175.0 million. The Company agreed to exchange the preferred stock for new preferred stock identical in every respect except that it would be registered under the Securities Act of 1933. During February 1998, the new preferred stock was registered.

         Each share of Series C Exchangeable Preferred Stock has a liquidation preference of $1,000 ("Liquidation Preference"). Dividends on the Series C Exchangeable Preferred Stock accrue from December 22, 1997 at the rate per share of 14 1/4% of the Accumulated Amount (as defined) per annum, compounded semiannually on each June 15 and December 15, but will not be payable in cash, except as set forth in the next sentence. Commencing on the first June 15 or December 15 (each a "Dividend Payment Date") which is at least six months after the later of December 15, 2002, and the Specified Debt Satisfaction Date (as defined) (the "Cash Payment Date"), dividends on the Series C Exchangeable Preferred Stock will be payable in cash as a rate per annum equal to 14 1/4% of the Accumulated Amount as of the Dividend Payment Date preceding such date. In the event that the Specified Debt Satisfaction Date shall not have occurred before December 15, 2002, the rate otherwise applicable to the Series C Exchangeable Preferred Stock shall be increased by 150 basis points from December 15, 2002, until the Dividend Payment Date falling on or after the Specified Debt Satisfaction Date.
As of December 31, 1997 dividends totalling approximately $553,000 have been accrued.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13-Redeemable Series C Preferred Stock



         The Series C Exchangeable Preferred Stock is not redeemable prior to December 15, 2002. On or after December 15, 2002, the Series C Exchangeable Preferred Stock is redeemable at the option of the Company, in whole or in part, at specified redemption prices plus accumulated and unpaid dividends, if any, to the date of redemption. The Company is required to redeem the Series C
Exchangeable Preferred Stock at the Liquidation Preference thereof, plus accumulated and unpaid dividends, if any, on December 15, 2007, out of any funds legally available therefor.

         The Series C Exchangeable Preferred Stock ranks (i) senior to all existing and future Junior Stock (as defined) including the Series A Preferred Stock; (ii) on a Parity basis with all existing and future Parity Stock; and
(iii) junior to all Senior Stock (as defined). In addition the Series C Exchangeable Preferred Stock is junior in right of payment to all indebtedness of the Company and its subsidiaries.

         On any scheduled Dividend Payment Date following the Specified Debt Satisfaction Date, the Company may, at is option, exchange all but not less than all of the share of Series C Exchangeable Preferred Stock then outstanding for 14 1/4% Senior Subordinated Deferred Interest Notes Due 2007 ("Exchange Debentures") in an aggregate Accumulated Amount equal to the aggregate Accumulated Amount of the shares of Series C Exchangeable Preferred Stock outstanding at the time of such exchange, plus accumulated and unpaid dividends to the date of exchange. The issuance of the Exchange Debentures upon each exchange will be registered under the Securities Act pursuant to a Registration Statement. Until the Cash Payment Date, interest on the outstanding Exchange Debentures if any, will accrue at a rate of 14 1/4% of the Accumulated Amount per annum and will be compounded semiannually on each June 15 and December 15 (each an "Interest Payment Date") but will not be payable in cash except as set forth in the next sentence. Commencing on the first Interest Payment Date following the later of the Exchange Date (as defined) or the Cash Payment Date, interest will be payable in cash at a rate per annum equal to 14 1/4% of the Accumulated Amount as of the Exchange Date. The Exchange Debentures, if issued, will be unsecured, senior subordinated obligations of the Company, subordinated in right of payment to all Senior Indebtedness (as defined) of the Company and to all indebtedness and other liabilities (including trade payables) of the Company's subsidiaries, and will rank pari passu with the Company's existing 1997 Senior Subordinated Notes and the Company's Convertible Notes.

Note 14-Stock Options and Stock Purchase Warrants

         The Company  has three  stock  option  plans,  the 1990 Plan,  the 1992
Performance Equity Plan ("1992 Plan"), and the 1995 Performance Equity Plan ("1995 Plan"). The 1990 Plan is a non-qualified common stock incentive plan, as amended, pursuant to which options to purchase an aggregate of 150,000 shares of common stock may be granted to key employees of the Company as selected by the Board of Directors. The exercise price for shares covered by options granted pursuant to this plan will not be less than the fair market value of the shares on the date of the grant. The 1992 Plan authorizes the granting of awards up to
1.5 million shares of common stock to the Company's key employees, officers, directors and consultants. Awards consist of stock options (both non- qualified options and options intended to qualify as "incentive" stock options under the Internal Revenue Code), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards. The plan provides for automatic issuance of 10,000 stock options annually to each director on January 13, at the fair market value at that date, subject to availability. The 1995 Plan authorizes the granting of awards of up to 7.5 million shares of the Company's common stock to the Company's key employees, officers, directors and consultants. The 1995 Plan is similar to the 1992 Plan, except that the 1995 Plan does not provide for annual automatic annual director grants. The

Company has also granted options to certain individuals outside the three plans. The options are exercisable over a period ranging from immediately to five years, depending on option terms.

         The following table summarizes option activity for the ten months ended December 31, 1995 and the years ended December 31, 1996 and 1997:


                                                         Weighted Average
                               Number of Options          Exercise Price
                               -----------------         ----------------
                                 (in thousands)

Balance, February 28, 1995           6,149                  $    3.85
   Granted ...............           3,896                  $    9.13
   Exercised .............          (2,092)                 $    2.35
   Canceled ..............            (708)                 $    3.21
                                -----------------           -----------
Balance, December 31, 1995           7,245                  $    6.90
   Granted ...............           4,057                  $   18.55
   Exercised .............            (921)                 $    6.00
   Canceled ..............            (669)                 $   12.72
                                -----------------           -----------
Balance, December 31, 1996           9,712                  $   11.43
   Granted ...............           3,905                  $   15.62
   Exercised .............          (1,214)                 $    7.14
   Canceled ..............            (752)                 $   16.18
                               -------------------          -----------
Balance, December 31, 1997          11,651                  $   13.27
                               ==================           ===========


         As of December 31, 1997, options outstanding for 5.2 million shares were exercisable at prices ranging from $1.50 to $31.13, and the weighted remaining contractual life was 4.9 years.

         The following table summarizes option data as of December 31, 1997:


                                      Number
                                   Outstanding              Weighted                                     Number           Weighted
                                        as                  Average               Weighted          Exerciseable as        Average
                                   of 12/31/97             Remaining               Average            of 12/31/97         Exercise
    Range of Exercise Prices      (in thousands)        Contractual Life       Exercise Price        (in thousands)         Price
    ------------------------      --------------        ----------------       --------------        --------------         -----

      $1.50- $7.00                        2,541                  2.83           $4.75                    2,490             $4.72
      $7.31-$12.00                        2,759                  5.46           $9.88                      950             $8.14
      $12.13-$16.81                       2,481                  5.21          $15.15                      721            $15.02
      $16.88-$20.38                       2,571                  5.95          $18.33                      663            $18.40
      $20.38-$31.13                       1,299                  5.17          $23.55                      384            $22.24
                                        --------                                                       -------
       $1.50-$31.13                       11,651                 4.91          $13.27                    5,208             $9.81
                                        ========                                                       =======            ======


         Compensation cost charged to operations, which the Company records for options granted to non- employees, was $0, $150,000 and $0 in the ten months ended December 31, 1995 and the years ended December 31, 1996 and 1997, respectively.

         The Company measures compensation in accordance with the provisions of APB Opinion No. 25 in accounting for its stock compensation plans. Accordingly, no compensation cost has been recorded for options granted to employees or directors in the ten months ended December 31, 1995 or the years ended December 31, 1996 or 1997. The fair value of each option granted has been estimated on the grant date using the Black-Scholes Option Valuation Model. The following assumptions were made in estimating fair value:

                                                                                        1995            1996            1997
                                                                                        ----            ----            ----

Dividend Yield......................................................................... 0%              0%              0%
Risk-Free Interest Rate................................................................ 6.0%            6.0%            6.0%
Expected Life after Vesting Period
   - Directors and Officers............................................................ 2.0 Years       2.0 Years       2.0 Years
   - Others............................................................................ 0.5 Years       0.5 Years       0.5 Years
Expected Volatility.................................................................... 66.88%          66.88%          66.88%


         Had compensation cost been determined under FASB Statement No. 123, net loss and loss per share would have been increased as follows:


                                                                                Ten Months             Year                Year
                                                                                   Ended               Ended               Ended
                                                                               December 31,        December 31,        December 31,
                                                                                   1995                1996                1997
                                                                                ----------          ----------          ----------
                                                                                                  (in thousands)

Net Loss Applicable to Common Stockholders
   As reported.............................................................     $(15,857)           $(83,723)          $(255,363)
   Pro forma for FASB No. 123..............................................     $(21,795)           $(98,765)           (272,497)
Loss Per Share-Basic and Diluted
  As reported.............................................................        $(0.70)             $(3.00)             $(7.68)
   Pro forma for FASB No. 123..............................................       $(0.96)             $(3.54)              (8.20)

         The weighted average fair value of options granted during the years ended December 31, 1996 and 1997 was $18.78 and $15.63 per share, respectively.

         During the initial phase-in period of FASB Statement No. 123, such compensation expense may not be representative of the future effects of applying this statement.

         Warrants to purchase the Company's common stock were issued as follows (warrants in thousands):

                                  Warrants        Price/Share        Warrants         Price/Share        Warrants       Price/Share
                                  --------        -----------        --------         -----------        ---------      -----------
                                         10 Months Ended                       Year Ended                          Year Ended
                                        December 31, 1995                   December 31, 1996                  December 31, 1997
                                        -----------------                   -----------------                  -----------------

Beginning Balance.............       -               -                   400       $12.00-$13.00          400        $12.00-$13.00
Warrants Issued...............            400    $12.00-$13.00       -                 -                 1,600        $25.00
Warrants Exercised............       -               -               -                 -                 -                -
Warrants Expired..............       -               -               -                 -                 -                -
                                 ------------                       ---------                          --------      -------------
Ending Balance................            400    $12.00-$13.00           400       $12.00-$13.00         2,000      $12.00-$25.00
                                 ============                       =========                          ========     ==============


Note 15-Related Party Transactions


Services Agreements

         In connection with the Company's merger with Milliwave, the Company entered into a Services Agreement with Milliwave in June 1996. Under the Services Agreement, a subsidiary of the Company installed radio links and managed Milliwave's communications network. Total fees under the Services Agreement and equipment sales paid by Milliwave to the Company were $1.5 million through December 31, 1996.

         In connection with the Company' purchase of certain assets of Locate, the Company entered into a Services Agreement with Locate in April 1996. Under the Agreement, the Company provided consulting services to Locate regarding the operation of Locate's business. During the year ended December 31, 1996, Locate paid the Company approximately $352,000 under the Services Agreement.

Private Exchange Transaction

         On November 29, 1995, the Company acquired, in exchange for the issuance of 3,741,224 shares of its common stock ("Private Exchange"), substantially all of the assets of WinStar Companies, whose assets consisted of
(i) all the outstanding capital stock of WinStar Services and WinStar Venture, two wholly owned subsidiaries of WinStar Companies, and (ii) 389,580 shares of the Company's common stock owned by WinStar Companies. The sole assets of
WinStar Services and WinStar Venture were 2,117,183 shares of the Company's common stock and other securities of the Company that were exercisable or convertible into 1,429,633 shares of the Company's common stock. Accordingly, the Company issued 3,741,224 shares of the Company's common stock and, in exchange, acquired 3,936,396 shares of common stock and common stock equivalents. All of the Company's common stock and certain of the common stock equivalents received in the Private Exchange were included in Treasury Stock at December 31, 1995 and were retired in 1996. WinStar Companies, WinStar Services and WinStar Venture had no liabilities at the time of the closing of the Private Exchange other than a liability previously assumed by the Company or liabilities for which the Company is being indemnified. No claims for any liabilities have been received by the Company.

         The new shares of the Company's common stock issued in the Private Exchange represented that number of shares which had an aggregate market value based upon the average of the closing sale price of the Company's common stock on the 30 trading days preceding November 15, 1995, the date as of which the exchange agreement regarding the above-described transaction was executed, equal to the market value of the Company's common stock (i) transferred by WinStar Companies to the Company, (ii) owned by WinStar Services and WinStar Venture and
(iii)  underlying  certain  other  securities  of the  Company  owned by WinStar
Services and WinStar Venture which were convertible into or exercisable for shares of the Company's common stock, less the aggregate exercise price of such latter securities.

         The stockholders of WinStar Companies included several of the Company's current executive officers one of whom is also a director. Simultaneously with the Private Exchange, WinStar Companies was dissolved and the new shares issued in the Private Exchange were issued directly to the stockholders of WinStar Companies in proportion to their equity ownership of WinStar Companies.

         The Private Exchange was considered and approved by a special committee of independent and disinterested directors of the Company and an opinion from an independent investment banking firm that the Private Exchange was fair to the Company and its stockholders was obtained in connection with the Private Exchange.

Agreement with ITC Group, Inc.

         In May 1994, the Company, WinStar Wireless, Inc. ("WWI") and ITC Group, Inc. ("ITC"), a telecommunications consulting firm, entered into a two-year agreement pursuant to which ITC advised the Company on the operations of its telecommunications business. ITC, together with the management and employees of WWI, developed and implemented a two-year operating plan for the Company's wireless telecommunications business. Pursuant to the terms of the consulting agreement, ITC made its consultants available to the Company and its subsidiaries. The Company paid ITC an annual base consulting fee of $700,000 for the services of a core management team, as well as supplemental fees at agreed upon rates for additional consulting services rendered by ITC as necessary from time to time. Under the terms of the agreement, ITC provided up to 12 consultants at any given time. From March 1995 through September 1995, ITC was paid $1 million in fees and expenses in connection with the consulting agreement, and the Company granted options to purchase an aggregate of 500,000 shares of its common stock for $4.41 per share to certain consultants of ITC.

         Effective September 5, 1995, ITC's President became President and Chief Operating Officer of the Company and certain core management personnel previously provided by ITC also became employees. Concurrently, ITC ceased providing services to the Company under the consulting agreement, and the Company's obligation to pay any future compensation to ITC under such agreement was terminated.

Note 16-Supplemental Cash Flow Information

         Cash paid for interest during the ten months ended December 31, 1995, and the years ended December 31, 1996 and 1997 was $1.3 million, $2.1 million and $26.0 million, respectively. During the years ended December 31, 1996 and 1997, the Company capitalized $300,000 and $4.2 million of interest incurred in connection with the buildout of its telecommunications network respectively. No interest was capitalized in the ten months ended December 31, 1995.

         During the ten months ended December 31, 1995, the Company completed the following material noncash transactions: (i) the conversion of $3.75 million of convertible notes plus accrued interest thereon; (ii) the conversion of all shares of Preferred Stock Series E; (iii) the acquisition of approximately $7.5 million in property and equipment through various capitalized leases; (iv) the Private Exchange transaction (see Note 14); (v) the settlement of the Company's placement expenses from the gross proceeds of the Debt Placement; and (vi) the acquisition of Avant-Garde.

         During the year ended December 31, 1996, the Company completed the following material noncash transactions: (i) the conversion of $3.75 million of convertible notes plus accrued interest; (ii) the acquisition of $8.6 million in property and equipment through various capitalized leases; (iii) the issuance of 100,605 shares and share equivalents, with a value of $1.5 million, and $800,000 in notes payable in connection with certain acquisitions (see Note 2); (iv) the issuance of $17.5 million in notes payable for the acquisition of Locate; and
(v) the acceptance of 150,000 shares of the Company's common stock for payment of stock options exercised. Depreciation and amortization includes amortization of deferred compensation.

         During the year ended December 31, 1997, the Company completed the following material noncash transactions: (i) dividends-in-kind on the Series A Preferred Stock for the aggregate amount of $5.3 million; (ii) the acquisition of $8.9 million in property and equipment through various capitalized leases;
(iii) the issuance of 337,648 shares of common stock with a value of $7.5 million in connection with the acquisition of licenses; (iv) The issuance of 3,594,620 shares of Common Stock with a value of approximately $75 million in connection with the acquisition of Milliwave Limited Partnership.

Note 17-Advertising Costs

         Advertising costs are charged to operations when the advertising first takes place. Advertising expense for the ten months ended December 31, 1995, and the years ended December 31, 1996 and 1997 was approximately $500,000, $4.3 million and $11.0 million, respectively.

Note 18-Business Segments

         The Company's continuing business segments are telecommunications and information services. The following table is a summary of the ten months ended December 31, 1995 and the years ended December 31, 1996 and 1997:


                                                                     Total
                                                                   Continuing                       Consolidated     Discontinued
                             Telecommuni-       Information         Business         General         Continuing        Operation-
                                cations           Services          Segments        Corporate        Operations      Merchandising
                             -------------     -------------      -----------      -----------      ------------     -------------
                                                                          (in thousands)
For the ten months
   ended December
   31, 1995
Net sales................            $13,137             $2,648         $15,785         $-             $15,785
Operating income
   (loss)................            $(7,288)              $217         $(7,071)        $(3,861)      $(10,932)            $237
EBITDA...................            $(6,358)              $241         $(6,117)        $(3,758)       $(9,875)
Depreciation and
   amortization..........               $930                $24            $954            $104         $1,058
Capital expenditures.....             $7,458                $14          $7,472            $651         $8,123
Identifiable assets at
   December 31, 1995.....            $36,998            $20,195         $57,193        $217,711       $274,904           $3,321
For the year ended
   December 31, 1996
Net sales................            $33,969            $14,650         $48,619        $-              $48,619
Operating loss...........           $(43,698)           $(1,409)       $(45,107)       $(11,373)      $(56,480)         $(1,010)
EBITDA...................           $(39,206)             $(890)       $(40,096)        $(9,796)      $(49,892)
Depreciation and
   amortization..........              $3,831              $469          $4,300            $202         $4,502
Capital expenditures.....             $46,632              $701         $47,333            $509        $47,842
Identifiable assets at
   December 31, 1996.....            $101,380           $30,133        $131,513        $143,462       $274,975           $3,814
For the year ended
   December 31, 1997
Net sales................             $38,277           $41,354         $79,631        -               $79,631
Operating loss...........          $(153,139)          $(4,092)       $(157,231)       $(30,815)     $(188,046)         $(6,477)
EBITDA...................          $(128,637)          $(2,786)       $(131,423)       $(26,922)     $(158,345)
Depreciation and
   amortization..........             $24,502            $1,306         $25,808          $3,893        $29,701
Capital expenditures.....            $219,979              $612        $220,591          $1,709       $222,300
Identifiable assets at
   December 31, 1997.....            $399,111           $30,376        $429,487        $544,809       $974,296           $2,105


-----------

EBITDA represents operating income (loss) plus interest, taxes, depreciation and amortization.

Note 19-Quarterly Results of Operations (Unaudited)

         The unaudited quarterly financial data for 1996 and 1997 for the Company is as follows:


                                                            Quarter Ended 1996
                                                               (Unaudited)
                                                  March 31    June 30     September 30   December 31
                                                 ----------  --------    -------------   -----------
                                                                (in thousands)

   Telecommunications services ................   $ 10,217    $ 10,356    $  7,384        $  6,012
   Information services .......................        771       2,652       4,056           7,171
                                                  --------    --------    --------        --------
Total operating revenues ......................     10,988      13,008      11,440          13,183
                                                  --------    --------    --------        --------
Operating expenses
   Cost of services and products ..............      6,678       9,175       9,250          13,130
   Selling, general and administrative expenses      8,845      14,401      15,816          23,303
   Depreciation and amortization ..............        492         679       1,158           2,172
                                                  --------    --------    --------        --------
      Total operating expenses ................     16,015      24,255      26,244          38,605
                                                  --------    --------    --------        --------
Operating loss ................................     (5,027)    (11,247)    (14,784)        (25,422)
Other (expense) income
   Interest expense ...........................     (8,643)     (9,007)     (9,045)        (10,053)
   Interest income ............................      3,108       2,664       2,570           2,173
                                                  --------    --------    --------        --------
Loss from continuing operations ...............    (10,562)    (17,590)    (21,259)        (33,302)
Discontinued operations .......................       (137)       (526)         47            (394)
                                                  --------    --------    --------        --------
Net loss ......................................   $(10,699)   $(18,116)   $(21,212)       $(33,696)
                                                  =========   =========   =========       =========

Basic and diluted net income (loss) per share:
From continuing operations....................     $(0.39)      $(0.63)     $(0.76)         $(1.17)
From discontinued operations..................      (0.00)       (0.02)       0.01           (0.01)
                                                 ----------  ----------  -------------  -------------
Net loss per share............................     $(0.39)      $(0.65)     $(0.75)         $(1.18)
                                                 ==========   =========  =============  =============


                                                                          Quarter Ended 1997
                                                                             (Unaudited)
                                                           March 31       June 30     September 30  December 31
                                                           --------       -------     ------------  -----------
                                                                             (in thousands)

Operating revenues
   Telecommunications services ..........................    $  7,763     $  7,678     $  9,169     $ 14,367
   Information services .................................       6,014        8,662       11,017       15,661
                                                             --------     --------     --------     --------
Total operating revenues ................................      13,077       16,340       20,186       30,028
                                                             --------     --------     --------     --------
Operating expenses
   Cost of services and products ........................      12,959       15,908       19,621       32,529
   Selling, general and administrative expenses .........      29,553       39,228       41,135       47,043
   Depreciation and amortization ........................       3,501        4,896        7,077       14,227
                                                             --------     --------     --------     --------
      Total operating expenses ..........................      46,013       60,032       67,833       93,799
                                                             --------     --------     --------     --------
Operating loss ..........................................     (32,936)     (43,692)     (47,647)     (63,771)
Other (expense) income
   Interest (expense) ...................................     (10,798)     (20,194)     (22,082)     (24,183)
   Interest income ......................................       2,235        5,090        3,727        6,525
Other income ............................................        --           --          2,219         --
                                                             --------     --------     --------     --------
Loss from continuing operations before income tax benefit     (41,499)     (58,796)     (63,783)     (81,429)
Income tax benefit ......................................        --           --           --          2,500
                                                             --------     --------     --------     --------
Loss from continuing operations .........................     (41,499)     (58,796)     (63,783)     (78,929)
Loss from discontinued operations .......................        (477)        --         (1,500)      (4,500)
                                                              --------    ---------    ---------    ---------
Net loss ................................................    $(41,976)    $(58,796)    $ 65,283)     (83,429)
                                                            =========     =========    =========    =========

Basic and diluted net loss per share
From continuing operations ..............................    $  (1.27)    $  (1.85)    $  (1.97)    $  (2.37)
From discontinued operations ............................       (0.02)        --          (0.04)       (0.13)
                                                             --------     --------     --------     --------
Net loss per share ......................................    $  (1.29)    $  (1.85)    $  (2.01)    $  (2.50)
                                                            =========     =========    =========    =========

         The financial data presented above reflects certain reclassifications from the amounts presented in the Company's filings on form 10-Q for the periods ending March 31, June 30 and September 30, 1996. The reclassifications principally relate to the breakout of revenues by operating segment and the reclassification of certain telecommunication network costs from the selling, general and administrative caption to the cost of services and products caption.

Note 20-Discontinued Operation-WinStar Global Products, Inc.

         On May 13, 1997, a formal plan of disposal for the Company's consumer products subsidiary, Global Products, was approved by the Board of Directors, and it is anticipated that the disposal will be completed within the next 12 months. The disposal of Global Products has been accounted for as a discontinued operation and, accordingly, its net assets have been segregated from continuing operations in the accompanying consolidated balance sheets, and its operating results are segregated and reported as discontinued operations in the accompanying consolidated statements of operations and cash flows.

Information relating to the discontinued operations of Global Products is as follows (in thousands of dollars):


                                                                                For the Ten        For the Year        For the Year
                                                                               Months Ended            Ended               Ended
                                                                               December 31,        December 31,        December 31,
                                                                                   1995                1996                1997
                                                                                   ----                ----                ----

Operating revenues.........................................................       $13,986             $19,429             $15,665
                                                                            ------------------  ------------------  ---------------
Cost of services and products..............................................         8,833              13,903              17,534
Selling, general & administrative..........................................         4,289               5,323               8,393
Depreciation and amortization..............................................           183                 245                 464
                                                                            ------------------  ------------------  ---------------
Total operating expenses...................................................       $13,305             $19,471              26,391
                                                                            ------------------  ------------------  ---------------
Operating income (loss)....................................................           681                (42)            (10,726)
Interest expense, net......................................................          (444)              (968)               (854)
                                                                            ------------------  ------------------  --------------
Net income (loss)..........................................................          $237            $(1,010)           $(11,580)
                                                                            ==================  ==================  ==============



                                                                                                  December 31,        December 31,
                                                                                                      1996                1997

Assets:
Accounts receivable, net......................................................................     $4,499              $4,383
Inventories...................................................................................      8,606               4,663
Other assets..................................................................................      2,143               1,268
                                                                                               ------------------  ---------------
        Total Assets..........................................................................     15,248              10,314
                                                                                               ------------------  ---------------
Liabilities:
Current liabilities...........................................................................      3,102               3,570
Other liabilities.............................................................................      8,332               9,951
                                                                                               ------------------  ---------------
        Total liabilities.....................................................................     11,434              13,521
                                                                                               ------------------  ---------------
        Net assets (deficit)..................................................................     $3,814            $(3,207)
                                                                                               ==================  ===============


         During the year ended December 31, 1997, the Company reduced the carrying amount of its investment to $2,105,000 and recorded a loss on discontinued operations of $6,477,000.

Note 21-          Condensed Financial Information of WinStar Equipment Corp.
         and WinStar Equipment II Corp.

         The Company's wholly-owned subsidiaries, WEC and WEC II, each of which is a special purpose corporation which was formed to facilitate the financing and purchase of telecommunications equipment and related property ("Designated Equipment"), received $200.0 million and $50.0 million in gross proceeds, respectively, from the issuance and sale of 12.5% Guaranteed Senior Secured Notes in placements of debt in March and August of 1997, respectively (see Note
7). The use of the proceeds of the Guaranteed Senior Secured Notes are to be used to purchase designated equipment and, if such equipment is not purchased within a specified period, WEC and WEC II must apply unused proceeds thereof to redeem the WEC and WEC II Notes, respectively. Both the interest and principal of the WEC Notes are guaranteed by the Company.

         WEC and WEC II have no independent operations other than to purchase designated equipment to lease same to the Company's other telecommunications subsidiaries. Given this operating environment, it is unlikely, in the opinion of management, that WEC or WEC II will generate sufficient income, after the payment of interest on the WEC and WEC II Notes, to pay dividends or make other distributions to the Company.

         Summary financial information of WEC and WEC II, which are included in the consolidated financial statements of the Company, are as follows (in thousands):

         Balance sheet information at December 31, 1997:


                          WEC           WEC II
                         ---------    ---------
Current assets ......    $ 144,004     $ 48,394
Long-term assets ....       71,424        2,660
Current liabilities .      (25,601)      (2,432)
Long-term liabilities     (200,000)     (50,000)


                         ---------     --------
Stockholders' deficit      (10,173)      (1,378)
                         ==========   ==========


         Statements of operations information for WEC for the period from its inception through December 31, 1997, and for WEC II for the period from its inception through December 31, 1997, are as follows (in thousands):


                                                                           WEC                  WEC II
                                                                       Period from            Period from
                                                                      March 13, 1997        August 8, 1997
                                                                      (Inception) to        (Inception) to
                                                                       December 31,          December 31,
                                                                           1997                  1997

Rental revenues from other WinStar subsidiaries..................          $854                    $-
Interest income from other WinStar subsidiaries..................         1,207                     -
Interest income-investments......................................         7,765                 1,105
Selling, general and administrative expenses.....................        (1,470)                    -
Interest expense.................................................       (18,529)               (2,483)
                                                                  ---------------------  ---------------------
Net loss.........................................................      $(10,173)              $(1,378)
                                                                  =====================  ====================

                                                                  ---------------------  ---------------------



         Separate financial statements concerning WEC or WEC II are not presented because management of the Company has determined that such information would not provided any material information that is not already presented in the condensed consolidated financial statements of the Company.

Note 22-Employee Benefit Programs

         The Company has a defined contribution 401K Plan for substantially all full time employees. The Company makes a 25% matching contribution up to 6% of participant's compensation, subject to certain limitations. The Company contribution vests over a five year period. Company contributions to date have not been significant.

Note 23-New Accounting Pronouncements

     The Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130), governing the reporting and display of comprehensive income and its components, and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS No. 131), requiring that all public businesses report financial and descriptive information about their reportable operating segments. The Company will implement SFAS 130 and SFAS 131 as required in 1998. The impact of adopting SFAS No. 130 is not expected to be material to the consolidated financial statements or notes to consolidated financial statements. Management is currently evaluating the effect of SFAS No. 131 on consolidated financial statement disclosures.

               Report of Independent Certified Public Accountants



Board of Directors
MIDCOM Communications Inc.

         We have audited the consolidated balance sheet of MIDCOM Communications Inc. and subsidiaries (in reorganization under Chapter 11 of the United States Bankruptcy Code since November 7, 1997, see Note A to the consolidated financial statements) as of December 31, 1997, and the related consolidated statements of operations, shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MIDCOM Communications Inc. and subsidiaries at December 31, 1997 and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared on a going concern basis, which contemplates continuity of the Company's operations and realization of its assets and payments of its liabilities in the ordinary course of business. On November 7, 1997, MIDCOM Communications Inc. and its subsidiaries filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and is currently operating its business as a debtor-in-possession under the supervision of the Bankruptcy Court. The Chapter 11 filing was the result of the inability to obtain additional financing, continuing operating losses, and cash flow problems. As more fully described in Note A, the Company's ability to continue as a going concern would depend upon, among other things, approval of a plan of reorganization by the Bankruptcy Court, a return by the Company to profitability, and its ability to generate sufficient cash from operations and other financing sources to support its business activities, all of which are uncertain. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans to finance operating activities and further reorganize operations are described in Note A. The accompanying consolidated financial statements do not reflect further adjustments that may be required in connection with reorganizing the Company under Chapter 11 of the United States Bankruptcy Code or as may otherwise result from the outcome of this uncertainty.

GRANT THORNTON LLP

Detroit, Michigan
March 6, 1998

                           MIDCOM Communications Inc.
                             (Debtor-In-Possession)



                           Consolidated Balance Sheet



                                December 31, 1997
                        (In thousands, except share data)



                                     ASSETS

Current Assets
Cash and cash equivalents ....................................    $ 2,285
Accounts receivable, less allowance for doubtful accounts of
$7,100  ......................................................     20,661
Prepaid expenses and other current assets ....................      6,125
                                                                  -------

        Total current assets .................................     29,071
Furniture, equipment and leasehold improvements, net .........     25,331
Intangible assets, less accumulated amortization of $51,119 ..      4,481
Other assets, net ............................................        681
                                                                  -------
        Total assets .........................................    $59,564
                                                                  =======

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

Liabilities Not Subject to Compromise
Current Liabilities
      Accounts payable ......................................    $ 3,997
      Accrued expenses ......................................      5,405
      Notes payable .........................................     32,332
      Capital lease obligations .............................     15,263
                                                                ---------

        Total current liabilities ...........................     56,997
Liabilities Subject to Compromise ...........................    175,886
Commitments and Contingencies ...............................       --
Shareholders' Deficit
Preferred stock, $.0001 par value, 10,000,000 shares
   authorized no shares issued and outstanding ..............       --
Common stock, $.0001 par value, 90,000,000 shares authorized,
   16,193,546 shares issued and 16,066,567 shares
   outstanding ..............................................     68,623
Less 126,979 shares of treasury stock .......................     (1,075)
Deferred stock option compensation ..........................     (1,192)
Accumulated deficit .........................................   (239,675)
                                                                ---------
        Total shareholders' deficit .........................   (173,319)
                                                                ---------
        Total liabilities and shareholders' deficit .........   $ 59,564
                                                               =========


                 The accompanying notes are an integral part of
                          these financial statements.

                           MIDCOM Communications Inc.

                             (Debtor-In-Possession)

                      Consolidated Statement of Operations

                      For the year ended December 31, 1997
                        (In thousands, except share data)




Revenues ...........................................   $  98,283
Costs and expenses
   Costs of revenue ................................      72,440
   Selling, general and administrative .............     103,172
   Relocation of corporate headquarters ............       5,200
   Interest ........................................       9,929
                                                       ---------
                                                         190,741
                                                       ---------
        Loss before reorganization items ...........     (92,458)
Reorganization items
   Lease rejection claims ..........................      10,775
   Professional fees and other .....................         535
                                                       ---------
        Total reorganization items .................      11,310
                                                       ---------
Net loss ...........................................   $(103,768)
                                                       ==========

Loss per share - basic and diluted .................   $   (6.67)
                                                       ==========

Weighted average common shares outstanding                15,568
                                                       ==========


                 The accompanying notes are an integral part of
                          these financial statements.

                           MIDCOM Communications Inc.
                             (Debtor-In-Possession)

                 Consolidated Statement of Shareholders' Deficit

                         For the year ended December 31,
                        (In thousands, except share data)




                                                                                  Deferred
                                                                                    Stock              Total
                                     Preferred       Common      Treasury          Option           Accumulated      Shareholders'
                                       Stock         Stock         Stock        Compensation          Deficit           Deficit
                                     ---------      --------     --------       ------------        -----------      -------------

Balance at January 1, 1997.......       $-           $68,330      $-                $(1,707)       $(135,907)         $(69,284)
Issuance of shares of common
   stock in connection with
   acquisitions in prior years
   (Note D)......................        -               276       -                -                  -                   276
Redemption of shares of
   common stock(Note G)..........        -            -            (6,544)          -                  -                (6,544)
Reissuance of redeemed shares....        -            -             5,469           -                  -                 5,469
Issuance of shares for
   employee stock purchase
   plan..........................        -               17        -                -                  -                   17
Compensation attributable to
   stock options vesting.........        -            -            -                   515             -                  515
Net loss for the year............        -            -            -                -              (103,768)         (103,768)
                                  --------------  -----------  ------------  ------------------  ----------------   ------------
Balance at December 31, 1997.....       $-          $68,623      $(1,075)          $(1,192)       $(239,675)        $(173,319)
                                  ==============  ===========  ============  ==================  ================  =============



                 The accompanying notes are an integral part of
                          these financial statements.

                           MIDCOM Communications Inc.
                             (Debtor-In-Possession)

                      Consolidated Statement of Cash Flows

                      For the year ended December 31, 1997
                                 (In thousands)


Cash Flows From Operating Activities
   Net loss....................................................................................................        $(103,768)
   Adjustments to reconcile net loss to net cash provided by operating activities
      Depreciation.............................................................................................            5,724
      Amortization of intangible assets........................................................................           11,444
      Bad debt expense.........................................................................................            6,347
      Loss on abandonment of assets due to relocation..........................................................            1,809
      Loss on sale of assets...................................................................................               26
      Changes in operating assets and liabilities
      Increase in Accounts receivable..........................................................................          (10,039)
        Increase in Prepaid expenses and other current assets..................................................           (4,577)
        Decrease in Other assets...............................................................................            3,171
        Increase in Intangible Assets..........................................................................             (378)
        Decrease in Accounts payable and accrued expenses......................................................          (23,858)
        Increase in liabilities subject to Compromise..........................................................          175,886
                                                                                                                     ------------
           Net cash provided by operating activities...........................................................           61,787
Cash Flows From Investing Activities
   Purchases of furniture, equipment and leasehold improvements................................................          (22,247)
   Proceeds from sale of assets................................................................................              402
                                                                                                                     ------------
           Net cash used in investing activities...............................................................          (21,845)
Cash Flows From Financing Activities
   Proceeds from notes payable.................................................................................           76,250
   Repayment of notes payable..................................................................................          (43,918)
   Proceeds from long-term obligations.........................................................................           13,954
   Repayment of long-term obligations..........................................................................           (2,491)
   Proceeds from common stock issued for stock purchase plan and stock options.................................              532
   Net repurchase of common stock..............................................................................           (1,075)
   Reclassification of long term obligations to liabilities subject to compromise..............................         (112,147)
   Proceeds from sale of common stock..........................................................................              276
                                                                                                                     ------------
           Net Cash used in financing activities...............................................................          (68,619)
                                                                                                                     ------------
Net decrease in cash and cash equivalents                                                                                (28,677)
Cash and cash equivalents at the beginning of year                                                                        30,962
                                                                                                                     ------------
Cash and cash equivalents at the end of year..................................................................            $2,285
                                                                                                                     ============



                 The accompanying notes are an integral part of
                          these financial statements.

                           MIDCOM Communications Inc.
                             (Debtor-In-Possession)

                   Notes to Consolidated Financial Statements

                                December 31, 1997



Note A-Chapter 11 Proceedings

         On November 7, 1997, MIDCOM Communications, Inc. ("MIDCOM" or the "Company") and its wholly-owned subsidiaries, PacNet Inc. ("PacNet"), Ad Val, Inc. ("Adval") and Cel-Tech International Corp. ("Cel-Tech"), each filed a petition (collectively, the "Petitions") for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Michigan (the "Bankruptcy Court"), Case Nos. 97-59044-S, 59052-G, 59064-G and 59057-S, respectively, with such cases to be jointly administered by the Bankruptcy Court under Case No. 97-59044-S. The Company and its subsidiaries are currently operating their respective businesses as debtors-in-possession pursuant to Section 1107(a) and 1108 of the Bankruptcy Code and are subject to the jurisdiction of the Bankruptcy Court.

         Under Chapter 11, certain claims against the Company in existence prior to the filing of the petition for relief under federal bankruptcy law are stayed while the Company continues business operations as debtor-in-possession. These claims are reflected in the accompanying consolidated balance sheet as "liabilities subject to compromise." In addition, the filing of a voluntary petition under Chapter 11 was an event of default under all the Company's loan agreements (see Note F).

         The Company has arranged for debtor-in-possession financing (the "Foothill DIP Facility") from Foothill Capital Corporation. In connection with the Foothill DIP Financing, the Company incurred a loan fee of $250,000. The Foothill DIP Facility consists of a revolving credit facility with borrowing availability of up to $8.5 million, subject to the Company's satisfaction of various terms and conditions. The Foothill DIP Facility bears interest at prime plus 4% on receivable based advances and 18% on overadvances and expired on January 15, 1998. The financing was paid on January 22, 1998. There can be no assurance that the Company will not require additional debt or equity financing in the future, and there can be no assurance that any such additional debt or equity financing, if needed, would be available to the Company on acceptable terms or at all.

         The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a company on a "going concern" basis, which, except as otherwise noted, contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business; however, as a result of the Chapter 11 proceedings, and circumstances relating to this event, including the Company's leveraged financial structure and its operating losses, such realization of assets and liquidation of liabilities are subject to significant uncertainties. The Company has experienced significant net losses in the past few years. During the Chapter 11 proceedings, the Company has incurred and will continue to incur substantial reorganization costs.

         The Company's ability to continue as a going concern is dependent upon the confirmation of a plan or reorganization, future profitable operations and the ability to comply with the terms of any debtor-in-possession credit facility and the ability to generate sufficient cash from operations and financing arrangements to meet obligations. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

         A plan of reorganization, as finally approved by the Bankruptcy Court, could materially change the currently recorded amounts of assets and liabilities. These financial statements do not reflect further adjustments to the carrying value of assets and the amounts and classifications of liabilities or shareholders' deficit that might be necessary as a consequence of the bankruptcy proceedings. Events completed in relation to the Company's ongoing restructuring include the sale of the assets and business of MIDCOM and its wholly owned subsidiaries, PacNet, Cel-Tech and AdVal. The sale of MIDCOM, PacNet and Cel-Tech was completed on January 21, 1998 and the sale of the assets and business of AdVal was completed on February 25, 1998. Proceeds for these sales totalled approximately $98.6 million. This is subject to adjustment if the Company fails to maintain specified revenue levels or breaches general representations and warranties as defined in the sales agreement.

         Under the Bankruptcy Code, the Company may elect to assume or reject real estate leases, employment contracts, personal property leases, service contract and other unexpired executory pre-petition contracts, subject to Bankruptcy Court approval. Certain leases and contracts have been rejected in connection with the Chapter 11 proceedings. Obligations related to these rejected items have been included in liabilities subject to compromise. The ultimate amount of such claims is subject to adjustment based on the finalization of a reorganization plan. Accordingly, the Company cannot presently determine the ultimate liability which may result from the filing of claims for any contracts which have been or may subsequently be rejected in the Chapter 11 proceedings.

         The Court established March 17, 1998 (the "Bar Date") as the deadline for filing proofs of claim in the Chapter 11 proceedings. The Company has notified all known claimants for the purposes of identifying all pre-petition claims against the Company.

         The principal categories of claims classified as liabilities subject to compromise are identified below (in thousands). All amounts below may be subject to further adjustment depending on Bankruptcy Court action, further developments with respects to disputed claims, determination as to the value of any collateral securing claims, or other events. Additional claims may arise resulting from rejection of additional executory contracts or unexpired leases by the Company.


Notes payable...........................................................      $113,740
Accounts payable........................................................        42,593
Carrier accounts payable................................................         6,313
Lease termination claims................................................        11,267
Other...................................................................         1,973
                                                                           ------------
Total liabilities subject to compromise.................................      $175,886
                                                                           ============


         There are approximately 424 scheduled liabilities and filed proofs of claim against the Company. The aggregate amount of those claims which specified amounts was approximately $22.9 million as of March 6, 1998. Included among the claims filed have been claims of unspecified amounts. The ultimate amount of and settlement terms for such liabilities will be subject to an approved plan of reorganization and, accordingly, are not presently determinable. Therefore, no provision has been made for the differences between the amounts filed with the court and the balances reflected in the accompanying consolidated financial statements.

Note B-Nature of Operations and Significant Accounting Policies

         The Company provides long distance voice and data telecommunications services. As primarily a nonfacilities-based reseller, MIDCOM principally utilizes the network switching and transport facilities of Tier I long distance carriers such as Sprint Corporation ("Sprint"), WorldCom, Inc. ('WorldCom") and AT&T Corp. ("AT&T") to provide a broad array of telecommunications services. MIDCOM's service offerings include basic "1 plus" and "800" long distance voice, frame relay data transmission services, wireless services, dedicated private lines between customer locations and enhanced telecommunications services such as facsimile broadcast services and conference calling. The Company's customers are primarily small to medium-sized commercial businesses throughout the United States.

Basis of Presentation

         The consolidated financial statements include the accounts of MIDCOM and its wholly-owned subsidiaries, PacNet, Cel-Tech and AdVal. All significant intercompany accounts and transactions have been eliminated in consolidation.

Financial Reporting for Bankruptcy Proceedings

         The American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), provides guidance for financial reporting by entities that have filed petitions with the Bankruptcy Court and expect to reorganize under Chapter 11 of the Bankruptcy Code.

         Under SOP 90-7, the financial statements of an entity in a Chapter 11 reorganization proceeding should distinguish transactions and events that are directly associated with the reorganization from those of the operations of the ongoing business as it evolves. Accordingly, SOP 90-7 requires the following financial reporting/accounting treatments in respect to each of the consolidated financial statements.

Consolidated Balance Sheet

         The consolidated balance sheet separately classifies pre-petition and post- petition liabilities. A further distinction is made between pre-petition liabilities subject to compromise (generally unsecured and undersecured claims) and those not subject to compromise (fully secured claims). Pre-petition liabilities are reported on the basis of the expected amount of such allowed claims, as opposed to the amounts for which those allowed claims may be settled. Under an approved final plan of reorganization those claims may be settled at amounts substantially less than their allowed amounts.

         When a liability subject to compromise becomes an allowed claim and that claim differs from the net carrying amount of the liability, the net carrying amount is adjusted to the amount of the allowed claim. The resulting gain or loss is classified as a reorganization item in the consolidated statement of operations.

Consolidated Statements of Operations

     Pursuant to SOP 90-7, revenues and expenses, realized gains and losses, and provisions for losses resulting from the reorganization of the business are reported in the consolidated statement of operations separately as reorganization items. Professional fees are expensed as incurred. Interest expense is reported only to the extent that it will be paid during the proceeding or that it is probable that it will be an allowed claim.

Consolidated Statements of Cash Flows

         Reorganization items are reported separately within the operating, investing and financing categories of the consolidated statement of cash flows.

Cash and Cash Equivalents

         All short-term investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents.

Revenue Recognition

         Resale and transmission revenue and related costs are recognized in the period the customer utilizes the Company's service. At December 31, 1997, net unbilled resale revenue totaled approximately $6 million.

Financial Instruments and Concentration of Credit Risk

         The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts and carrier accounts payable, notes payable and long-term obligations. The fair value of the financial instruments, except long-term obligations, approximates their recorded value based on the short-term maturity of the instruments. The fair value of the long-term obligations approximates their recorded value based on the current rates offered to the Company for similar debt of the same maturities. The Company does not have financial instruments with off-balance-sheet risk.

         Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. Concentration of credit risk with respect to receivables are limited due to diversity in geographic locations of customers as well as diversity of industries. The Company continually evaluates the credit worthiness of its customers; however, it generally does not require collateral. The Company's allowance for doubtful accounts is based on historical trends, current market conditions and other relevant factors.

Furniture, Equipment and Leasehold Improvements

         Furniture, equipment and leasehold improvements are stated at cost. Maintenance and repairs are expensed as incurred. When properties are retired or otherwise disposed of, gains and losses are reflected in the consolidated statement of operations. Depreciation and amortization, which includes amortization of assets recorded under capital leases, are computed using the straight-line method over the following useful lives.



     Buildings and towers ..........................   30 years
     Transmission equipment ........................   12 to 15 years
     Data processing systems and equipment .........   3 to 5 years
     Switches ......................................   5 to 7 years
     Furniture, equipment and leasehold improvements   3 to 7 years


Intangible Assets

         Intangible assets represent the excess of the purchase price over the estimated fair value of identifiable assets acquired in business and customer base acquisitions. Amounts are allocated primarily to customer bases which are amortized over three years using the straight-line method. Amounts are also allocated to noncompete agreements and goodwill as applicable, which are amortized using the straight-line method over terms ranging from 18 months to 25 years.

         The Company periodically reviews the carrying value of its intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized.

Net Loss Per Share

         During 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", which is effective for financial statements issued after December 15, 1997. The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. Basic earnings per share excludes dilution and is computed by dividing loss available to common shareholders by the weighted-average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock or resulted in the issuance of common stock that then share in the loss of the entity. The Company adopted this pronouncement at December 31, 1997. Common stock equivalents have been excluded from the calculation of net loss per share due to their antidilutive effect.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue expenses during the reporting periods. Actual results could differ from those estimates.

Stock Based Compensation

         In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. It defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans and include the cost in the statement of operations as compensation expense. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. The Company has elected to account for compensation cost for stock option plans in accordance with APB Opinion No. 25.

New Pronouncements

         In June 1997, the FASB issued SFAS No. 130, "Reporting of Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components (revenues, expense, gains, and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company does not anticipate that adoption of SFAS 130 will have a material effect on the consolidated financial statements.

         In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of adoption, comparative information for earlier years is to be restated. The Company does not anticipate that the adoption of SFAS 131 will have a material effect on the consolidated financial statements.

Note C-Furniture, Equipment and Leasehold Improvements

         Major classes of furniture, equipment and leasehold improvements, including assets under capital leases, as of December 31, 1997 consist of the following (in thousands):



     Buildings and towers ..........................   $ 6,757
     Transmission equipment ........................       129
     Data processing systems and equipment .........     7,503
     Switches ......................................    16,667
     Furniture, equipment and leasehold improvements     8,538
                                                       -------
                                                        39,594
     Less accumulated depreciation...............       14,263
                                                       -------
                                                       $25,331
                                                       =======



         The gross amount of furniture, equipment and leasehold improvements recorded under capital leases was $19.2 million at December 31, 1997.

         Included in furniture, equipment and leasehold improvements are unamortized development costs related to the Company's proprietary management information system. This system was placed in service in May 1995 and is being amortized on a straight-line basis.

Note D-Acquisitions

         On August 15, 1997 the Company entered into merger agreements with Phoenix Network, Inc. ("Phoenix") and Trans National Communications ("TNC"). On November 10, 1997 the Company announced that these agreements with Phoenix and TNC had been terminated. On October 31, 1997, Phoenix notified the Company of its intent to terminate the merger agreement, effective November 5, 1997, due to alleged material breaches by the Company, including the Company's termination of its agreement with Sprint and the deterioration of the Company's financial condition. In addition, on November 6, 1997, TNC notified the Company of its intent to terminate its purchase agreements with Phoenix that Phoenix had assigned to the Company.

         On January 27, 1997, in connection with a customer base acquisition completed on July 31, 1995, the Company issued to the assignee of Communications Services of America, Inc. ("CSA") 10,522 shares of common stock valued at $10.38 per share, and in April 1997, the Company issued an additional 18,536 shares to compensate the former CSA shareholders for the decrease in value of the common stock since the closing of the acquisitions.

         On January 22, 1997, in connection with a customer base acquisition completed in September 30, 1995, the Company issued to the shareholders of Fairfield County Telephone Corporation ("Fairfield") 38,711 shares of common stock valued at $10.25, and in April 1997 the Company issued an additional 59,631 shares to compensate the former Fairfield shareholders for the decrease in value of the common stock since the closing of the acquisition.

         In January 1997, the Company issued to Richard John 9,457 shares of common stock valued $9.38 per share, and in August 1997, the Company issued to Richard John 50,000 shares of common stock valued at $8.56 per share in connection with the acquisition of Cel-Tech International Corp.

Note E-Obligations

         As a result of the Chapter 11 filings (See Note A) the Company has defaulted under the Foothill Credit Facility, the Company's equipment lease facilities, the Indenture relating to the Company's $97.7 million aggregate principal amount of 8 1/4% subordinated convertible notes due 2003 and the note payable to Ashok Rao in connection with the redemption of certain shares of common stock (See Note H). Accordingly, except for the Foothill Credit Facility all long-term obligations have been classified as liabilities subject to compromise in the accompanying consolidated balance sheet.

Note F-Debtor-In-Possession Financing

         The Company has arranged for debtor-in-possession financing (the "Foothill DIP Facility) from Foothill. In connection with the Foothill DIP Financing, the Company incurred a loan fee of $250,000. The Foothill DIP Facility consists of a revolving credit facility with borrowing availability of up to $8.5 million, subject to the Company's satisfaction of various terms and conditions, bears interest at prime plus 4% on receivable based advances and 18% on overadvances and expired on January 15, 1998. The financing was paid on January 22, 1998.

Note G-Stock Repurchase

         In connection with the resignation of Ashok Rao, the Company's former President and Chief Executive Officer, the Company redeemed, in April 1997, 885,360 shares of Common Stock held by Mr. Rao and certain trusts established by Mr. Rao at a price of $6.80 per share (plus interest at 8% from April 1996), to be paid in equal monthly installments over a period of 36 months, beginning May 1997.

Note H-Common Stock

         At December 31, 1997, common stock was reserved for the following:


     Conversion of the notes ..................    6,938,279
     Exercise and future grant of stock options    5,010,064
     Employee stock purchase plan .............      252,911
     Exercise of outstanding warrants .........      276,500
                                                  ----------
        Total common stock reserved ...........   12,477,754
                                                  ==========

                           MIDCOM Communications Inc.
                             (Debtor-In-Possession)

                   Notes to Consolidated Financial Statements

                                December 31, 1997



Note I-Stock Option Plan

         The Company has a stock option plan which provides for the granting of nonqualified and incentive stock options to purchase up to 5,010,064 shares of common stock. Options granted become exercisable over vesting periods of up to five years at exercise prices determined by the Board of Directors, and generally expire ten years from the date of grant.

         Stock options have generally been granted at the fair market value at the date of grant. However, a limited number of options have been granted at less than the fair market value, in which case compensation expense has been recognized over the vesting period based on the excess of the fair market value stock at the date of grant over the exercise price.

         During the year ended December 31, 1997 1,408,820 options were granted. At December 31, 1997 4,483,509 options were outstanding and 526,555 options were available for future grant. Because of the Chapter 11 proceedings and since any claims of option holders are subordinated to the claims of other creditors, management does not believe that presentation of additional information with respect to these options is meaningful.

Note J-Income Taxes

     Components of the Company's deferred tax liabilities and assets as of December 31, 1997 are as follows (in thousands);



Deferred tax assets
Allowance for doubtful accounts ...........................................   $  2,543
Accrued compensation costs ................................................        655
Provisions not currently deductible .......................................      6,009
Accrued restructuring costs ...............................................        373
Contract settlement .......................................................      1,520
Tax depreciation different than financial accounting depreciation .........      2,545
Intangible tax amortization different than financial statement amortization     22,173
Losses and write-down of foreign joint venture ............................      3,769
Net operating loss carryforwards ..........................................     60,411
                                                                              --------
Total deferred tax assets .................................................     99,998
Valuation allowance .......................................................     99,607
                                                                              --------
                                                                              $    391
                                                                              ========

Deferred tax liabilities
Cash to accrual change ....................................................       (391)
                                                                              --------
Total deferred tax liabilities ............................................       (391)
                                                                              --------
Net deferred tax liabilities ..............................................         $-
                                                                              =========


         The Company has net operating loss carryforwards for federal income tax purposes available to offset future federal taxable income, if any, of approximately $151 million which expire in 2009-2013.

         The provision for income taxes differ from the "expected" income tax benefit as follows (in thousands):



Computed expected federal tax benefit ...................   $(35,281)
State taxes, net of federal benefit .....................     (4,109)
Change in valuation allowance for net deferred tax assets     46,105
Other ...................................................     (6,715)
                                                            --------
                                                              $-
                                                            ========

Note K-Related Party Transactions

         Effective May 1996, the Company entered into an employment agreement with William H. Oberlin, the Company's President and Chief Executive Officer. The agreement provides for a base salary of $25,000 per month and an annual bonus to be determined each year by the Company's Board of Directors based on certain quantitative and qualitative targets set forth in the Company's annual business plan. In connection with entering into the agreement, the Company granted Mr. Oberlin options to purchase up to 1,214,714 shares of Common Stock pursuant to the Company's Stock Option Plan. The options vest ratably over a five-year period. Mr. Oberlin is entitled to receive up to two years severance (reduced to one year severance in certain circumstances) in the event of termination. Severance generally equals the sum of the annualized base salary at the time of termination and the average annual bonuses for the fiscal years preceding termination. The agreement also contains a non-interference provision pursuant to which, for a period of six months following termination of employment,

           Mr.  Oberlin  has  agreed  to,  among  other  things,   preserve  the
confidentiality of the Company's customer list and refrain from actively soliciting the Company's customers existing at the date of termination. This agreement was terminated in January 1998.

         Effective May 1996, the Company entered into consulting agreements with

           Marvin C. Moses and John M. Zrno, each a director of the Company, pursuant to which Messrs. Moses and Zrno have agreed to provide consulting services to the Company with respect to acquisitions, investor and other strategic relations and strategic financial matters. Pursuant to the agreements, the Company is required to pay each of these individuals a retainer of $8,333 per month. In addition, in connection with the agreements, the Company has granted to each of these individuals options for the purchase of 253,681 shares of Common Stock pursuant to the Company's Stock Option Plan. The options vest ratably over a five-year period. The agreements terminate after a period of five years beginning on June 1, 1996, unless terminated earlier in accordance with the terms thereof. The agreements may be terminated by either party at any time upon 30 days prior written notice. These agreements were terminated in January 1998.

         In June 1994, the Company entered into an employment agreement with Ashok Rao, the former President and Chief Executive Officer of the Company. The agreement provided for a base salary of $25,000 per month. Mr. Rao resigned from the Company in April 1996. In connection with Rao's resignation, the Company has elected to repurchase 885,360 shares of Common Stock held by Mr. Rao and certain trusts established by Mr. Rao (the "Rao Shares"). See Note H.

Note L-Employee Benefit Plans


401(k) Salary Deferral and Profit Sharing Plan

         Prior to February 1, 1996, the Company maintained a 401(k) Salary Deferral and Profit Sharing Plan with its affiliate SP Investments Inc. ("SPII"). Effective February 1, 1996, SPII withdrew from the Retirement Plan. The Company maintains a voluntary defined contribution profit sharing plans covering all eligible employees as defined in the plan documents. Participating employees may elect to defer and contribute a stated percentage of their compensation to the plan, not to exceed the dollar amount set by law. The Company matches 50% of each employee's contribution up to a maximum of the first 6% of each employee's compensation.

         The Company's matching contributions to the plan were approximately $448,000.

Employee Stock Purchase Plan

         In December 1994, the Company established an Employee Stock Purchase Plan which became effective upon the successful completion of the Company's initial public offering of common stock. The Company's plan provides that eligible employees may contribute up to 10% of their base earnings toward the semi-annual purchase of the Company's common stock. The employee's purchase price is 95% of the lesser of the fair market value of the stock on the first business day or the last business day of the semi-annual offering period. The total number of shares issuable under the plan is 262,500. There were 3,380 shares issued under the plan during 1997. The Plan was dissolved in November 1997.

Note M-Commitments and Contingencies



Leases

         The Company leases office space and certain equipment under terms of noncancelable operating leases, which expire on various dates through 2005. The leases generally require that the Company pay certain maintenance, insurance and other operating expenses. Rent expense under operating leases was approximately $4.8 million.

         At December 31, 1997, minimum future lease payments under noncancelable operating leases are as follows (in thousands):



1998                                                         1,498
1999                                                         1,538
2000                                                         1,382
2001                                                         1,118
2002                                                           767
Thereafter                                                     551
                                                           ----------
                                                            $6,854
                                                           ==========

     Amounts due on leases which have been rejected in connection with the Chapter 11 filing have been excluded from the table above.

Commitments with Providers

         Under the terms of carrier contracts executed with AT&T and other carriers, the Company has made commitments to maintain or achieve certain volume levels in order to obtain special forward pricing. Under certain of these contracts, the Company guarantees to sell a certain amount of long distance volume within a certain time period or purchase all or a portion of any unused volume. Under other contracts, if certain volume levels are not achieved during stated periods, pricing is adjusted going forward to levels justified by current volumes.

         At December 31, 1997, minimum future usage commitments are as follows:



1998                                                         3,287
1999                                                         -
2000                                                        75,000
                                                           --------
                                                           $78,287
                                                           ========


         At December 31, 1997, the Company has achieved or reserved for all of its required volume commitments. There can be no assurance that the minimum usage communications will be achieved in the future, and if such commitments are not achieved future operating results could be adversely affected.

         During the year ended December 31, 1997, the Company relied on three carriers to carry traffic representing approximately 78%, of the Company's revenue. The Company has the ability to transfer its customers' traffic from one supplier to another in the event a supplier declines to continue to carry the Company's traffic. However, such transfers could result in disruption of service to the customers, with a subsequent loss of revenue which would adversely affect operating results.

Regulation

         Federal

         The Company has all necessary authority to provide domestic interstate and international telecommunications services under current FCC regulations. MIDCOM has filed both domestic and international tariffs with the FCC, and PacNet has, and is only required to file, international tariffs. Pursuant to a 1995 court decision, detailed rate schedules now must be filed in lieu of the "reasonable range of rates" tariff previously accepted by the FCC. In reliance on the FCC's past practice of allowing relaxed range of rates tariffs for non-dominant carriers, MIDCOM and most of its competitors did not maintain detailed rate schedules. Until the statute of limitations expires, MIDCOM could be held liable for damages for its failure to maintain detailed rate schedules, although it believes that such an outcome is highly unlikely and would not have a material adverse effect on it. Pursuant to authority granted to it in the 1996 Telecommunications Act, the FCC is considering "mandatory detariffing" for domestic non-dominant carriers. This proposal (which has been stayed by an order of the federal district court in Washington, D.C.) would relieve the Company of its obligation to file tariffs applicable to its domestic interexchange offerings.

         State

         The intrastate long distance operations of MIDCOM are also subject to various state laws. The majority of states require certification or registration, which the Company has secured in 47 states and Washington, D.C. Many states require tariff filings as well.

         In certain states, approval for transfers of control and acquisitions of customer bases must be obtained. MIDCOM has been successful in obtaining all necessary regulatory approvals to date, although revisions of tariffs, authorities and approvals are being made on a continuing basis, and many such requests are pending at any one time.

         Some states may assess penalties on long distance service providers for traffic sold prior to tariff approval or the state's consent to an acquisition. Such states may require refunds to be made to customers. It is the opinion of management that such penalties and refunds, if any, would not have a material effect on the results of operations or financial condition of the Company.

Disputes and Litigations

         Sprint Settlement

         The Company has had a series of ongoing disputes relating to service and billing with Sprint, one of its primary suppliers. For this and other reasons, on September 18, 1997, the Company discontinued its payments to Sprint and, on October 10, 1997, the Company received a notice of default from Sprint. On October 29, 1997, the Company entered into a settlement with Sprint whereby it agreed to pay Sprint $1,250,000 on October 31, 1997, November 7, 1997 and November 14, 1997; $4,000,000 on November 21, 1997; and thereafter, so long as Sprint continues to provide service to the Company, weekly payments equal to the lesser of $2,000,000 or the current amount outstanding. Sprint and the Company agreed to arbitrate the Company's claims against Sprint up to an aggregate of $5,000,000 and the parties agreed that the Company would transition its traffic to its own or other networks over the ninety day period ending January 29, 1998.

         Class Action Lawsuit

         The Company, its Vice Chairman of the Board of Directors and largest shareholder, the Company's former President, Chief Executive Officer and
Director and the Company's former Chief Financial Officer were named as defendants in a securities action filed in the U.S. District Court for the Western District of Washington (the "Complaint"). The Complaint was filed on behalf of a class of purchasers of the Company's common stock during the period beginning on July 6, 1995, the date of the Company's initial public offering, and ending on March 4, 1996 (the "Class Period"). In April 1997, the Board of Directors of the Company unanimously approved the terms of a settlement of all claims against the Company and all of the individual defendants. The settlement, which is subject to Court approval and which admits no liability or fault, provides for the payment of $1.0 million in cash by the Company's insurance carrier, and the issuance of approximately 420,000 shares of the Company's common stock, subject to adjustments depending upon the fair market value of the stock on the date that the settlement is approved by the Court.

         SEC Investigation

         The Company was informed in May 1996 that the Securities and Exchange Commission ("SEC") was conducting an informal inquiry regarding the Company. In May 1997 the Company learned that a formal order of investigation had been entered by the SEC. The Company believes that the focus of the investigation is on (i) the accuracy of disclosures in certain documents filed by the Company with the SEC; (ii) whether the Company had maintained adequate books and records and had adequate internal controls; and (iii) whether records had been falsified. The Company has voluntarily provided documents requested by the Commission, is in the process of furnishing additional requested documents, and has cooperated with the Commission in scheduling interviews with certain former Company personnel. The Company is unable to predict the ultimate outcome of the investigation. The Company and certain of its former employees could be subject to civil or criminal sanctions including monetary penalties and injunctive measures. If imposed on the Company, such penalties and injunctive measures could have a material adverse effect on the Company's business, financial condition and results of operation.

         Frontier Lawsuits

         On August 19, 1996 the Company was served with a complaint filed in U.S. District Court for the Eastern District of Michigan by Frontier Corporation ("Frontier"). The complaint named as defendants the Company and eleven individuals, all of whom are former employees of Frontier who resigned their positions with Frontier. Frontier agreed to dismiss all of the individual defendants in the case except William H. Oberlin, the Company's President and CEO. Moreover, in September 1997, the Court dismissed certain causes of action in the context of a summary judgment hearing. The surviving claims are that (i) MIDCOM is in violation of a non-disclosure agreement between Frontier and MIDCOM by virtue of its alleged use of confidential information of Frontier obtained through employees hired from Frontier and otherwise; and (ii) MIDCOM and Mr. Oberlin tortuously interfered in Frontier's contractual relationships with various Frontier employees and contractors. The complaint seeks: (i) that the defendants be preliminarily and permanently enjoined from breaching their respective agreements with Frontier, (ii) that MIDCOM be enjoined from aiding and abetting certain alleged breaches of fiduciary duties; (iii) an order that MIDCOM hold all profits which it earns as a result of its hiring of the individual defendant and other Frontier employees as constructive trustees for the benefit of Frontier; (iv) an accounting of all profits realized by Midcom as a result of its hiring of the defendant and other Frontier employees; (v) a declaratory judgment on its various claims; (vi) damages in an unspecified amount; (vii) Frontier's costs, including reasonable attorney's fees, incurred in bringing the action; and (viii) other appropriate relief. The Company has recently filed a motion to dismiss the action and it awaits a hearing on this motion.

         An affiliate of Frontier has also filed a complaint in the same U.S. Federal District Court claiming $515,000 for unpaid amounts under a supply agreement. The Company believes this claim to be without substantial merit and is vigorously defending it. The Company's motion to dismiss on statute of limitations grounds was granted in part and remaining matters have been transferred to the FCC as a matter of primary jurisdiction. On November 6, 1997, the Company and Frontier agreed to enter into a settlement pursuant to which Frontier would dismiss all claims against the Company and Mr. Oberlin. The settlement would provide, among other things, that, over the next three years, MIDCOM will transfer approximately $40.5 million of long distance traffic to Frontier and Frontier will transfer approximately $20.25 million of long distance traffic to Midcom. There is some uncertainty as to whether the settlement creates a pre-petition or post-petition claim, which is to be decided by the U.S. Federal District Court.

         Cherry Communications Lawsuit

         In September and December 1995, the Company purchased two significant customer bases from Cherry Communications. The first transaction ("Cherry I") provided for the purchase of long distance customer accounts having monthly revenue for the three months preceding the date of closing of $2.0 million, net of taxes, customer credits and bad debt. The second transaction ("Cherry II") provided for the purchase of long distance customer accounts having monthly revenue which were to average $2.0 million per month over the 12 months following the transaction, net of taxes, customer credits and bad debt. The purchase price payable with respect to Cherry I was $10.5 million, of which $5.5 million was paid in cash and the balance was paid by the delivery of 317,460 shares of common stock (subject to a possible increase in such number based on the future value of the common stock), of which 126,984 shares are held in escrow to be applied to indemnify claims or to cover shortfalls in revenue from the $2.0 million monthly average. The purchase price for Cherry II was $18.0 million, of which $7.0 million has been paid in cash. Additional installments of $3.4 million were due in February, March and April of 1996, of which $400,000 of each installment was to be paid either in cash or by delivery of shares of common stock. Separately, the Company also agreed to pay Cherry Communications for servicing customer accounts on behalf of the Company. The acquired customer bases have not generated the required minimum revenue levels and Cherry Communications has failed to remit to the Company collections received by Cherry Communications from a portion of the acquired customers. Accordingly, the Company has withheld the final three installment payments for Cherry II (a total of $9.0 million excluding escrowed sums), payment of invoices for carrier services for the acquired bases (up to $11.0 million) and accrued customer service charges of $840,000. Negotiations between Cherry Communications and the Company failed to produce a settlement of these disputes.

         Cherry Communications filed a lawsuit against the Company in the United States District Court for the Northern District of Illinois, Eastern Division. In its first Amended Complaint filed on July 18, 1996, Cherry Communications seeks recovery of (i) approximately $7.2 million plus interest and attorney's fees alleged to be due and owing under a Rebiller/Reseller Agreement for Switched Services between Cherry Communications and the Company, (ii) approximately $9.0 million plus interest and attorney's fees alleged to be due and owing under the November 1, 1995 Customer Base Purchase and Sale Agreement between Cherry Communications and the Company (the "Cherry II Agreement"), and a Promissory Note executed in connection with the Cherry II Agreement, (iii) customer service charges of $840,000. It is the position of the Company that Cherry Communications has breached its obligations under the Cherry I Agreement and the Cherry II Agreement by among other breaches (i) failing to sell MIDCOM customer bases having the average monthly revenues required by the customer base agreements, and (ii) failing to remit to MIDCOM monies collected from the customer accounts. It is also the position of the Company that, as a result of Cherry Communication's breaches of the Cherry I Agreement and the Cherry II Agreement, as amended by certain addenda, that the Company has offsets and counterclaims against Cherry Communications in excess of the sums it has withheld from Cherry Communications. The Company is attempting to negotiate a resolution of the disputes. In the event that a settlement is not reached, the Company intends to vigorously defend the lawsuit filed by Cherry Communications. However, the Company is unable to predict the outcome of this lawsuit. As a result of this litigation, as of September 1, 1996, the Company discontinued booking revenue generated by the customer bases purchased from Cherry Communications. In October 1997, Cherry Communications filed a petition for relief under Chapter 11 of the Bankruptcy Code.

         Discom Arbitration

         Discom Corporation ("Discom"), a former distributor of the Company, in an arbitration proceeding in New York against the Company has filed to increase the amount of its claim against the Company to approximately $8.0 million purportedly based upon a lost profit and damage analysis of its expert. The
Company has not yet had an opportunity to depose Discom's expert, but preliminary indications are that the evaluation is seriously flawed and that the Company's own expert testimony will more accurately reflect the maximum possible damage claim of $250,000 to $500,000, which amount has been escrowed by the Company. The Company disputes that any amounts are owed to Discom and it is vigorously defending the case.

         Other Litigation

         The Company is also party to other routine litigation incidental to its business and to which its property is subject. The Company's management believes the ultimate resolution of these matters will not have a material adverse effect on the Company's business, financial condition or results of operations.

Note N-Supplemental Disclosure of Cash Flow Information




                                 (In Thousands)

Cash paid for interest                   $9,353
Cash paid for income taxes                 $-


Note O-Relocation of Corporate Headquarters

         In May 1997, the Company announced its intention to relocate its corporate headquarter functions based in Seattle, Washington to Southfield, Michigan, where the Company's Chief Executive Officer and other key executives maintained offices. During 1997, the Company completed the relocation of various corporate support functions, including human resources, legal, finance and information services, affecting approximately 130 employees, to temporary office space in Southfield.

Note P-Other Information

         On November 7, 1997, the common stock of the Company was de-listed from the Nasdaq Stock Market effective November 17, 1997. As a result of being de-listed from the Nasdaq Stock Market, the liquidity of the common stock is significantly diminished. This event will materially and adversely affect the Company's ability to obtain financing through the sale of common stock or securities convertible into common stock and, ultimately, could have a material adverse effect on the Company's business, financial condition and results of operations.

                                   SIGNATURES



                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: March 11, 1998                       WINSTAR COMMUNICATIONS, INC.
                                            ----------------------------
                                                     (Registrant)


                                            /s/ Frederic E. Rubin
                                            ----------------------------
                                           Frederic E. Rubin
                                           Vice President and Treasurer

                                  EXHIBIT INDEX


Exhibit Number                      Description
-----------------                  -----------------

99.1                                Press Release